UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Gen-Probe Incorporated

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10210 Genetic Center Drive
San Diego, California 92121

Dear Fellow Stockholders:

You are cordially invited to attend our Company’s Annual Meeting of Stockholders on Thursday, May 15, 2008 at the corporate headquarters of the Company at 10210 Genetic Center Drive, San Diego, California 92121. The formal meeting will begin at 10:00 a.m., at which time I will ask you to vote on the following two proposals: Proposal 1: Election of three directors whose term of office will expire in 2011; and Proposal 2: Ratification of Independent Auditors. Following the meeting, I will report on the Company’s business.

We are pleased to be in a position to take advantage of the new Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this new e-proxy process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our Annual Meeting. On or about April 1, 2008, we mailed to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2008 Proxy Statement and Annual Report as well as vote online. Stockholders with previously existing requests to receive paper copies of our proxy materials will receive these materials in the mail consistent with prior years. The Proxy Statement contains instructions on how you may (i) receive a paper copy of the Proxy Statement and Annual Report, if you only received a Notice of Internet Availability of Proxy Materials by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet, if you received them by mail this year.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares over the Internet, via a toll-free telephone number, by completing, signing and returning a proxy card in the envelope provided or by attending the Annual Meeting. Instructions regarding all methods of voting are contained in the Proxy Statement.

Your vote is very important to us. The items of business to be considered at the Annual Meeting are more fully described in the accompanying Proxy Statement. Please review the proxy materials and vote today.

I look forward to seeing you at the Annual Meeting.

Sincerely,

Henry L. Nordhoff
Chairman and Chief Executive Officer

10210 Genetic Center Drive
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 15, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Gen-Probe Incorporated, a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 15, 2008 at 10:00 a.m. local time at the corporate headquarters of the Company at 10210 Genetic Center Drive, San Diego, California 92121, for the following purposes:

1. To elect three directors to hold office until the 2011 Annual Meeting of Stockholders.

2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent auditors for its fiscal year ending December 31, 2008.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the accompanying Proxy Statement.

The record date for the Annual Meeting is March 20, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Sincerely,

Henry L. Nordhoff
Chairman and Chief Executive Officer

San Diego, California
April 1, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote over the Internet or by telephone as instructed in these materials, or complete, date, sign and return the enclosed proxy if you received a proxy card by mail, as promptly as possible in order to ensure your representation at the meeting. If you received a paper copy of the proxy card by mail, a return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL 2
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVES
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
Grants of Plan-Based Awards
Option Exercises and Stock Vested
RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES
CERTAIN RELATED PERSON TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS

GEN-PROBE INCORPORATED
10210 Genetic Center Drive
San Diego, California 92121

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
May 15, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

The Board of Directors of Gen-Probe Incorporated (sometimes referred to as the “Company” or “Gen-Probe”) has made these proxy materials available to you on the Internet and/or has delivered printed versions of these materials to you by mail, because the Board of Directors is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

As permitted by rules recently adopted by the Securities and Exchange Commission (the “SEC”), Gen-Probe is making this proxy statement and its annual report available to its stockholders electronically via the Internet. Accordingly, we are sending by mail a Notice of Internet Availability of Proxy Materials to our stockholders of record containing instructions on how to access the proxy materials and vote by proxy over the Internet. All stockholders have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

We intend to mail the Notice of Internet Availability of Proxy Materials, or this proxy statement, our annual report and a proxy card to stockholders with pre-existing requests to receive paper copies of such materials, on or about April 1, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 20, 2008 will be entitled to vote at the annual meeting. On this record date, there were 53,985,106 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 20, 2008 your shares were registered directly in your name with Gen-Probe’s transfer agent, Mellon Investor Services, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy on the Internet or over the telephone, or complete, sign and return a proxy card as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 20, 2008 your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice of Internet Availability of Proxy Materials or these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting.

However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote at the annual meeting:

•	Election of three directors to hold office until the 2011 Annual Meeting of Stockholders; and

•	Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent auditors for its fiscal year ending December 31, 2008.

How do I vote?

For each of the matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are set forth below:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy over the telephone, vote by proxy on the Internet or vote by proxy using a proxy card. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote over the telephone, dial 1-800-690-6903 (toll-free for those calling from the USA, Canada and Puerto Rico only) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice of Internet Availability of Proxy Materials or the proxy card mailed to you. Your vote must be received by 11:59 p.m. Eastern Time on May 14, 2008 to be counted.

•	To vote on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice of Internet Availability of Proxy Materials or the proxy card mailed to you. Your vote must be received by 11:59 p.m. Eastern Time on May 14, 2008 to be counted.

•	To vote using a proxy card, simply complete, sign and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct. If you received a Notice of Internet Availability of Proxy Materials and would like to request a proxy card by mail, please follow the instructions contained in the Notice of Internet Availability of Proxy Materials.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice of Internet Availability of Proxy Materials or a proxy card and voting instructions with these proxy materials from that organization rather than from Gen-Probe. Simply follow the instructions in the Notice of Internet Availability of Proxy Materials received from your broker, bank or other agent to vote on the Internet or, if you received a proxy card by mail, complete, sign and return the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included in the Notice of Internet Availability of Proxy Materials or with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide telephone and Internet proxy voting to allow you to vote your shares telephonically and on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your telephone or Internet access, such as usage charges from telephone companies and Internet access providers.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 20, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director and “For” the ratification of Ernst & Young LLP as the Company’s independent auditors for its fiscal year ending December 31, 2008. If any other matters are properly presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

Gen-Probe will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The solicitation of proxies may also be supplemented through the use of a proxy solicitation firm. If used, a proxy solicitation firm will receive a customary fee, which we estimate to be $10,000, plus out-of-pocket expenses. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

If you receive more than one Notice of Internet Availability of Proxy Materials or proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions in each Notice of Internet Availability of Proxy Materials or complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I revoke or change my vote after submitting my proxy?

Yes. You can revoke your proxy and change your vote at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy and change your vote in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Gen-Probe’s Corporate Secretary at 10210 Genetic Center Drive, San Diego, California 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy or change your vote.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 2, 2008, to Gen-Probe’s Corporate Secretary at 10210 Genetic Center Drive, San Diego, California 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, then, pursuant to our Bylaws, you must do so by no later than March 2, 2009 and no earlier than February 1, 2009. If you wish to bring a matter before the stockholders at next year’s annual meeting and you do not notify Gen-Probe before March 2, 2009, for all proxies we receive, the proxyholders will have discretionary authority to vote on the matter, including discretionary authority to vote in opposition to the matter.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Except with respect to the election of directors, abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. With respect to the election of directors, abstentions will have no effect and will not be counted towards the vote total for any nominee. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are generally those involving a proxy contest or matters that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals. Under Delaware law, a broker non-vote is counted as present for quorum purposes but is not considered to be entitled to vote on the specified matter.

How many votes are needed to approve each proposal?

•	For the election of directors, any director receiving the majority of votes cast in person or by proxy (number of shares voted “For” a director must exceed 50% of the number of votes cast in person or by proxy with respect to that director’s election) will be elected as a director, provided that if the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” and “Against” will affect the outcome. Abstentions and broker non-votes will have no effect.

•	To be approved, Proposal No. 2, ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent auditors for its fiscal year ending December 31, 2008, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares on the record date are present at the annual meeting in person or represented by proxy. On March 20, 2008, the record date, there were 53,985,106 shares outstanding and entitled to vote. Thus, the holders of 26,992,554 shares must be present in person or represented by proxy at the annual meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the shares present at the meeting in person or represented by proxy may adjourn the annual meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter ended June 30, 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

Gen-Probe’s Board of Directors is divided into three classes. Each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified.

The Board of Directors presently has seven members. On May 31, 2007, the date of our 2007 Annual Meeting of Stockholders, Dr. Brian A. McNamee retired from his service on the Board and, in connection therewith, the Board of Directors reduced the size of the Board to seven directors. On September 20, 2007, the Board of Directors increased the size of the Board to eight members and elected John C. Martin, Ph.D. to serve as a member of the Board. On November 14, 2007, Mae C. Jemison, M.D. resigned her position as a director of the Company and, in connection therewith, the Board of Directors reduced the size of the Board to seven members.

There are three directors in the class whose term of office expires at the annual meeting. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders. If elected at the annual meeting, each of these nominees would serve until the 2011 annual meeting and until his successor is elected and has qualified or, if sooner, until the director’s earlier death, resignation or removal. It is the Company’s policy to encourage our directors and nominees for director to attend our annual meetings of stockholders. All of our then-current directors, except Dr. McNamee who retired as of the meeting date, attended the 2007 Annual Meeting of Stockholders, including the nominees for election as a director at the 2007 Annual Meeting of Stockholders.

For the election of directors, any director receiving the majority of votes cast (number of shares voted “For” a director must exceed 50% of the number of votes cast in person or by proxy with respect to that director’s election) will be elected as a director, provided that if the number of nominees for director exceeds the number of directors to be elected (a “contested election”), directors are elected by a plurality of the votes properly cast in person or by proxy. The Company’s Bylaws require an incumbent director who fails to receive the affirmative vote of a majority of the votes cast in an uncontested election at a meeting of stockholders to promptly submit his or her resignation, with such resignation to be considered by the members of the Nominating and Corporate Governance Committee of the Board. Under Delaware law, an incumbent director who fails to receive the required votes “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. The Nominating and Corporate Governance Committee will make a recommendation to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within ninety days from the date of the certification of the election results. A director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the Board’s decision with respect to his or her resignation. If the incumbent director’s resignation is not accepted by the Board, such director shall continue to serve until the end of his or her term of office and until his or her successor shall have been elected and qualified, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Company’s Nominating and Corporate Governance Committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

Nominees for Election to the Board of Directors
For a Three-Year Term Expiring at the
2011 Annual Meeting of Stockholders

Name	Age	Present Position with the Company

Raymond V. Dittamore	64	Director
Abraham D. Sofaer	69	Director
Phillip M. Schneider	52	Director

Raymond V. Dittamore, has served as a director of the Company since August 2002. Mr. Dittamore is a retired audit partner of the international accounting firm of Ernst & Young LLP. Mr. Dittamore retired from Ernst & Young in 2001 after 35 years of service with the firm, including 14 years as the managing partner of the firm’s San Diego office. His practice in San Diego focused on companies in the life sciences industry, and he was a collaborative editor for Ernst & Young’s annual biotechnology report. Mr. Dittamore is a member of the board of directors of Invitrogen Corporation, Qualcomm Incorporated and Digirad Corporation. Mr. Dittamore received a B.S. in accounting from San Diego State University.

Abraham D. Sofaer, has served as a director of the Company since August 2002. Since 1994, Mr. Sofaer has been the George P. Shultz Distinguished Scholar and Senior Fellow, The Hoover Institution, Stanford University. He previously served as a United States District Judge for the Southern District of New York, as the Legal Adviser for the United States Department of State, as a Professor at Columbia University School of Law, and as a partner in the New York law firm of Hughes, Hubbard & Reed. Mr. Sofaer is a member of the board of directors of two public companies, NTI, Inc. and Rambus, Inc., and four private companies, 3L&T, Inc., Neugenesis, IntelliGeneScan, Inc. and PLC Diagnostics. Mr. Sofaer received a B.A. in history from Yeshiva College and an L.L.B. from New York University School of Law.

Phillip M. Schneider, has served as a director of the Company since November 2002. Mr. Schneider is the former Chief Financial Officer of IDEC Pharmaceuticals Corporation. During his 15-year tenure at IDEC, he served as Senior Vice President and Chief Financial Officer where he played an integral role in the company’s growth. Prior to his association with IDEC, Mr. Schneider held various management positions at Syntex Pharmaceuticals Corporation and was previously with KPMG, LLP. Mr. Schneider is a member of the board of directors of Arena Pharmaceuticals, Inc. and Targegen, Inc., a privately held company. Mr. Schneider holds an M.B.A. from the University of Southern California and a B.S. in biochemistry from the University of California at Davis.

The Board of Directors recommends a vote in favor of each named nominee.

Directors Continuing in Office until the
2009 Annual Meeting of Stockholders

Name	Age	Present Position with the Company

John W. Brown	73	Director
John C. Martin, Ph.D.	56	Director
Henry L. Nordhoff	66	Chairman and Chief Executive Officer

John W. Brown, has served as a director of the Company since December 2005. Mr. Brown has served as Chairman of the Board of Stryker Corporation, a worldwide leader in orthopedic medical devices, since January 1981. Mr. Brown was previously the President and Chief Executive Officer of Stryker from February 1977 to June 2003, and Chief Executive Officer of Stryker from June 2003 through December 2004. He is also a director of St. Jude Medical, Inc., the American Business Conference, an association of mid-size growth companies, and Chair of the Institute for Health Technology Studies. Mr. Brown received a bachelor’s degree in chemical engineering from Auburn University.

John C. Martin, Ph.D., has served as a director of the Company since September 2007. Dr. Martin joined Gilead Sciences in 1990 and has served as President and Chief Executive Officer and as a member of Gilead’s board of directors since 1996. Prior to joining Gilead, Dr. Martin held several leadership positions in the antiviral chemistry division at Bristol-Myers Squibb and served for six years with Syntex Corporation, from 1978 until 1984. Dr. Martin is a member of the Presidential Advisory Council on HIV/AIDS and the board of directors of the California Healthcare Institute. Dr. Martin also serves on the board of trustees at the University of Chicago. Dr. Martin holds a Ph.D. in organic chemistry from the University of Chicago and an M.B.A. in marketing from Golden Gate University.

Henry L. Nordhoff, has served as a director of the Company since July 1994. Mr. Nordhoff joined the Company in July 1994 as Chief Executive Officer and President and was elected Chairman of the Board in September 2002. Since March 1, 2008, Mr. Nordhoff has served as the Company’s Chairman and Chief Executive Officer. Prior to joining the Company, Mr. Nordhoff was President and Chief Executive Officer of TargeTech, Inc., a gene therapy company that was merged into Immune Response Corporation. Prior to that, Mr. Nordhoff was at Pfizer, Inc. in senior positions in Brussels, Seoul, Tokyo and New York. Mr. Nordhoff received a B.A. in international relations and political economy from Johns Hopkins University and an M.B.A. from Columbia University. Mr. Nordhoff is also a member of the board of directors of Mannkind Corporation.

Director Continuing in Office until the
2010 Annual Meeting of Stockholders

Name	Age	Present Position with the Company

Armin M. Kessler	70	Director

Armin M. Kessler, has served as a director of the Company since November 2002. Mr. Kessler served as Chief Operating Officer of Hoffman-La Roche in Basel, Switzerland from 1990 to 1995. Prior to being appointed Chief Operating Officer, Mr. Kessler held several senior positions at Hoffman-La Roche, including head of the diagnostics and pharmaceutical divisions of the organization. Earlier positions in his career included Director of Pharmaceutical Marketing Worldwide for Novartis (formerly Sandoz) and President of Sandoz KK in Tokyo. Mr. Kessler currently serves on the board of directors of two public companies, Actelion Ltd and The Medicines Company, and one private company, MedGenisis. Mr. Kessler has also served on the boards of Hoffman-La Roche, Syntex Chemicals and Genentech. Mr. Kessler received a degree in physics and chemistry from Pretoria University in South Africa, a degree in chemical engineering from the University of Cape Town, South Africa, a J.D. from Seton Hall University, and a Dr.hc. in business administration from the University of Pretoria.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under The NASDAQ Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively determined that the following directors are independent directors within the meaning of the applicable Nasdaq listing standards: John W. Brown, Raymond V. Dittamore, Armin M. Kessler, John C. Martin, Ph.D., Phillip M. Schneider and Abraham D. Sofaer. In making this determination, the Board found that none of the directors or nominees for director, other than Mr. Nordhoff, has a material or other disqualifying relationship with the Company. Mr. Nordhoff, the Chairman and Chief Executive Officer of the Company, is not an independent director by virtue of his employment with the Company.

Meetings of the Board of Directors

The Board of Directors met eight times during 2007. All directors except Dr. McNamee attended at least 75% or more of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were directors or committee members, respectively. Dr. McNamee retired from the Board of Directors on May 31, 2007. On September 20, 2007, the Board of Directors elected John C. Martin, Ph.D. to serve as a director and a member of the Compensation Committee. On November 14, 2007, Mae C. Jemison, M.D. resigned as a director of the Company.

As required under applicable Nasdaq listing standards, in fiscal 2007, the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Persons interested in communicating with the independent directors regarding their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of Gen-Probe Incorporated, Attention: Corporate Secretary, 10210 Genetic Center Drive, San Diego, California 92121.

Information Regarding Committees of the Board of Directors

During 2007, the Board had five committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Special Awards Committee and a Succession Planning Committee. The Succession Planning Committee was dissolved at a meeting of the Board of Directors held on February 8, 2007 because the Committee had completed its primary objective in 2006 of identifying and assisting in the selection of a Chief Operating Officer. Prior to its dissolution, Messrs. Kessler (Chairman), Brown, Dittamore and Nordhoff and Dr. McNamee served on the Succession Planning Committee. The following table provides membership information as of December 31, 2007 and meeting information for fiscal 2007 for each of the current Board committees:

Committee Members	Audit		Compensation		Governance		Awards

John W. Brown			X
Raymond V. Dittamore	X				X
Mae C. Jemison, M.D.(1)
Armin M. Kessler			X	*	X
John C. Martin, Ph.D.(2)			X
Brian A. McNamee, M.B.B.S.(3)
Henry L. Nordhoff							X
Phillip M. Schneider(4)	X	*	X
Abraham D. Sofaer	X				X	*
Total meetings in 2007	8		9		6		0	(†)

*	Committee Chairperson

(†)	The Special Awards Committee acted only by written consent during 2007.

(1)	Dr. Jemison resigned as a director of the Company and a member of the Nominating and Corporate Governance Committee on November 14, 2007.

(2)	Dr. Martin was appointed as a director of the Company and a member of the Compensation Committee on September 20, 2007.

(3)	Dr. McNamee retired as a director of the Company and a member of the Compensation Committee on May 31, 2007.

(4)	Mr. Schneider was appointed as a member of the Compensation Committee on May 31, 2007, in connection with Dr. McNamee’s resignation from the Board and the Compensation Committee.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that, except as specifically described below, each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”) to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance, and assesses the qualifications, of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditors; reviews the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” portion of the Company’s periodic filings with the SEC; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K; reviews earnings releases and financial information and guidance prior to public dissemination; oversees the internal audit function of the Company; and discusses with management and the independent auditors the results of the annual audits and the results of the Company’s quarterly financial statements. Three directors comprise the Audit Committee: Mr. Schneider (Chairman), Mr. Dittamore and Mr. Sofaer. The Audit Committee met eight times during 2007. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.gen-probe.com.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that Mr. Schneider and Mr. Dittamore each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Schneider’s and Mr. Dittamore’s level of knowledge and experience based on a number of factors, including their formal education and, in the case of Mr. Schneider, his experience as a chief financial officer for a public reporting company, and in the case of Mr. Dittamore, his experience as a partner with Ernst & Young LLP. In addition to the Company’s Audit Committee, Mr. Schneider also serves as Chairman of the Audit Committee of Targegen, Inc. and as a member of the Audit Committee of Arena Pharmaceuticals, Inc. In addition to the Company’s Audit Committee, Mr. Dittamore also serves as Chairman of the Audit Committees of Invitrogen Corporation and Digirad Corporation and as a member of the Audit Committee of Qualcomm Corporation. Mr. Sofaer also serves as a member of the Audit Committee of NTI, Inc. and Rambus, Inc. The Board of Directors has determined that such simultaneous service does not impair Mr. Schneider’s, Mr. Dittamore’s or Mr. Sofaer’s respective ability to effectively serve on the Company’s Audit Committee.

Report of the Audit Committee of the Board of Directors

Each member of the Audit Committee is an independent director as determined by the Company’s Board of Directors, based on Nasdaq listing rules and the Company’s independence guidelines. Each member of the Audit Committee also satisfies the SEC’s additional independence requirements for members of audit committees.

The Audit Committee has adopted, and annually reviews, a charter outlining the practices it follows. The charter specifies that the primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of:

•	the adequacy of the Company’s internal controls, corporate accounting, financial reporting practices and audits of financial statements;

•	the quality, integrity and reliability of the Company’s financial statements and financial reports to the public;

•	the performance of the Company’s internal audit function; and

•	the independence, qualifications and performance of the Company’s independent auditors.

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the Company’s management;

•	supervises the relationship between the Company and its independent auditors, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent auditors; and

•	oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to ethics and conflicts of interests and review of the Company’s internal auditing program.

The Audit Committee met eight times during fiscal 2007. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s agenda is established by the Audit Committee’s chairman and the Company’s director of internal audit. The Audit Committee meetings include discussion of significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Audit Committee’s meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the Company’s independent auditors, the Company’s director of internal audit, and the Company’s Chief Financial Officer.

The Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the independent auditors the Company’s internal control assessment process, management’s assessment with respect thereto and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting.

The Company has an internal audit department that reports to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussion of audit project results, including assessment of internal controls.

The Audit Committee engaged Ernst & Young LLP as the Company’s independent auditors for the year ended December 31, 2007, and reviewed with senior members of the Company’s financial management team, the independent auditors, and the director of internal audit, the overall audit scope and plans and the results of internal and external audit examinations. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue its long-standing practice of recommending that the Board ask the Company’s stockholders, at the annual meeting, to ratify appointment of the independent auditors.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent auditors all annual and quarterly financial statements prior to their issuance. During fiscal 2007, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has concluded that Ernst & Young LLP’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young LLP’s independence.

Taking all of these reviews and discussions into account, on February 7, 2008, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

AUDIT COMMITTEE

Phillip M. Schneider, Chairman
Raymond V. Dittamore
Abraham D. Sofaer

Compensation Committee

The Compensation Committee is comprised of four directors: Mr. Kessler (Chairman), Mr. Brown, Dr. Martin and Mr. Schneider. As of the date of the 2007 Annual Meeting of Stockholders, Dr. McNamee retired from the Board of Directors and ceased his service on the Compensation Committee, and Mr. Schneider began serving on the Compensation Committee. Dr. Martin was appointed as a member of the Compensation Committee on September 20, 2007, in connection with his appointment to the Board of Directors on such date. All members of the Company’s Compensation Committee are independent directors who are not employees of the Company or its subsidiaries. Please see the Company’s Compensation Discussion and Analysis (the “CD&A”) for more information regarding the duties and authority of the Compensation Committee. Commencing in 2006, the Compensation Committee also began to review with management the CD&A and to consider whether to recommend that it be included in proxy statements and other filings. The Compenation Committee has adopted a written charter that is available to stockholders on the Company’s website at www.gen-probe.com.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least once quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Company’s Senior Vice President, Human Resources and the Company’s General Counsel. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The Compensation Committee has engaged Compensia as compensation consultants since 2005. Over the course of their engagement, Compensia has assisted the Company in:

•	evaluating the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	refining the Company’s compensation strategy and developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, the Compensation Committee has directed Compensia to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Compensia has also conducted individual interviews with members of senior management and the Compensation Committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Compensia ultimately develops recommendations and metrics that are presented to the Compensation Committee for its consideration. The Company does not have any relationship or arrangement with Compensia other than engaging Compensia as a compensation consultant.

Historically, the Compensation Committee has made most significant adjustments to annual compensation and determined bonus awards for executive officers of the Company, and established new performance objectives, at one or more meetings held during the first quarter of the year. Annual equity awards have historically been determined at a meeting held in the third quarter of the year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and the recommendations of Compensia, including analyses of executive and director compensation paid at other companies identified by the consultant. The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2007 are described in greater detail in the CD&A section of this proxy statement.

In May 2005, the Compensation Committee recommended that the Board of Directors form a Special Awards Committee and delegate to the Special Awards Committee the authority to grant, at its discretion and without any further action required by the Board of Directors or the Compensation Committee, stock options and restricted stock awards to employees of the Company other than officers and other direct reports to the Chief Executive Officer. The Special Awards Committee is currently composed solely of Mr. Nordhoff. Under this original Board authorization, the number of options that may be granted by the Special Awards Committee at its discretion in any calendar year cannot exceed 10,000 in the aggregate, and the number of restricted stock awards cannot exceed 2,500 in the aggregate.

In October 2005, the Board of Directors authorized the Special Awards Committee to make the final determination concerning grants of stock options and restricted stock awards to be made to certain non-officer employees of the Company as of October 15, 2005 pursuant to targeted amounts and terms established by the Compensation Committee, with the aggregate grants not to exceed total amounts approved by the Compensation Committee. At the same time, the Board of Directors authorized the Special Awards Committee to make initial option grants to newly-hired and promoted employees, other than officers, on a standardized employment-grade basis. In each of May 2006 and May 2007, the Board of Directors again authorized the Special Awards Committee to make the final determination concerning grants of stock options and restricted stock awards to be made to certain non-officer employees of the Company as of August 15 of each such year pursuant to targeted amounts and terms established by the Compensation Committee, with the aggregate grants not to exceed total amounts approved by the Compensation Committee.

The purpose of the delegation of authority to the Special Awards Committee is to enhance the flexibility of equity incentive grants within the Company and to facilitate the timely grant of options to newly-hired and promoted employees, other than officers.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the CD&A contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

COMPENSATION COMMITTEE

Armin M. Kessler, Chairman
John W. Brown
John C. Martin, Ph.D.
Phillip M. Schneider

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for the Company. Three directors currently comprise the Nominating and Corporate Governance Committee: Mr. Sofaer (Chairman), Mr. Kessler and Mr. Dittamore. Dr. Jemison resigned from the Nominating and Corporate Governance Committee on November 14, 2007, in connection with her resignation from the Board on such date. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met six times during 2007. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at www.gen-probe.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. In addition, the Nominating and Corporate Governance Committee generally discourages directors from serving on more than four other public company boards, and the Committee will consider the number of such boards on which a prospective nominee is a member when formulating its Board membership recommendations. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. To identify relationships and transactions that might impair such directors’ independence, the Nominating and Corporate Governance Committee relies on information supplied to the Company’s legal department by the Company’s executive officers and directors in the form of responses to annual questionnaires. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee may engage, if it deems appropriate, a professional search firm to help identify new director candidates or may follow-up on suggestions received from members of the Board of Directors or other sources. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

After consideration of the factors noted above and Dr. Martin’s qualifications, on September 20, 2007, the Nominating and Corporate Governance Committee recommended, and the Board of Directors approved, an increase in the size of the Board of Directors from seven members to eight members, and the appointment of John C. Martin, Ph.D. to each of the Board of Directors and the Compensation Committee.

To date, the Board has not received or rejected a timely director nominee for election at the upcoming annual meeting from a stockholder or stockholders holding more than 5% of the Company’s voting stock. The Nominating and Corporate Governance Committee is not obligated to consider director candidates recommended by stockholders, but it may do so in its discretion if it believes consideration of a candidate would be in the Company’s best interests. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Special Awards Committee

The Special Awards Committee of the Board of Directors is responsible for making the further and final determination of specific grants of stock options and restricted stock awards to be made to certain individual non-officer employees of the Company pursuant to guidelines and terms established by the Compensation Committee of the Board. Mr. Nordhoff is the sole member of the Special Awards Committee. In this capacity, Mr. Nordhoff reviews and approves the monthly grants for non-officer new hires of the Company and promotional grants to non-officer employees. Mr. Nordhoff, the Company’s President and Chief Executive Officer, is not independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards) by virtue of his employment with the Company. The Special Awards Committee acted by Unanimous Written Consent 13 times during 2007.

Succession Planning Committee

The Succession Planning Committee was responsible for management succession planning for the Company. As of February 8, 2007, the Board dissolved the Succession Planning Committee because in 2006 the Committee had completed its primary objective of identifying and assisting in the selection of a Chief Operating Officer. Prior to that time, five directors comprised the Succession Planning Committee: Mr. Kessler (Chairman), Mr. Brown, Mr. Dittamore, Dr. McNamee and Mr. Nordhoff. All members of the Company’s Succession Planning Committee, except for Mr. Nordhoff, were independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Succession Planning Committee did not meet during 2007 prior to its dissolution by the Board of Directors on February 8, 2007.

Stockholder Communications with the Board of Directors

Historically, the Company has not provided a formal process related to stockholder communications with the Board. Nevertheless, the Company makes efforts to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Nominating and Corporate Governance Committee will periodically assess the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to the Company’s website.

Code of Ethics

The Company has adopted the Gen-Probe Incorporated Code of Ethics that applies to all officers, directors and employees. The Code of Ethics is available on our website at www.gen-probe.com. If the Company makes any substantive amendments to the Code of Ethics or grants any waiver from a provision of the Code of Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Open Door Policy

The Company has adopted an Open Door Policy for Reporting Complaints regarding accounting, auditing and other matters to facilitate the receipt, retention and treatment of complaints regarding misconduct, illegal activities or fraud, including any accounting, internal accounting controls or auditing matters, or violations of federal or state laws or the Company’s Code of Ethics. The Open Door Policy is available on our website at www.gen-probe.com.

Corporate Governance Guidelines

In November 2003, the Board of Directors documented the governance practices followed by the Company by adopting Corporate Governance Guidelines. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. In connection with the Board’s periodic review of the guidelines, in May 2007, the Board of Directors adopted a revised set of Corporate Governance Guidelines. The guidelines are designed to ensure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board follows with respect to Board composition and selection, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board, may be viewed at www.gen-probe.com.

The Board believes that good corporate governance practices promote the principles of fairness, transparency, accountability and responsibility and will ensure that the Company is managed for the long term benefits of its stockholders. During the past few years, we have continued to review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. Based on this review, we have taken the following actions to continue our implementation of best corporate governance practices:

•	In September 2006, the Company’s Board of Directors approved an amendment to accelerate the termination of the Company’s stockholder rights plan from September 2012 to November 30, 2006. As a result, the rights plan, which was originally adopted in September 2002, was effectively terminated on November 30, 2006;

•	In September 2006, the Company’s Board of Directors adopted a stock ownership policy for directors and officers of the Company that requires these individuals to maintain ownership of Company stock equal to between one and three times their annual salary, or director fees, as applicable, depending on position;

•	In February 2007, the Nominating and Corporate Governance Committee recommended, and the Board agreed, to amend the Company’s Bylaws to change the voting standard for the election of directors from a plurality to a majority vote in uncontested elections;

•	In February 2007, the Nominating and Corporate Governance Committee adopted a policy which generally discourages directors from serving on more than four other public company boards, and provides that the Nominating and Corporate Governance Committee will consider the number of such boards on which a prospective nominee is a member when formulating its Board membership recommendations; and

•	In May 2007, the Compensation Committee recommended, and the Board agreed, to adopt an Equity Award Policy in order to establish written guidelines for equity incentive awards such as stock options. The policy establishes guidelines and procedures for, among other things, the administration, grant, pricing and documentation of equity awards.

Under the majority vote standard applicable to the Company’s director elections, a director must receive the affirmative vote of a majority of the shares cast in the election of directors; except that directors shall be elected by a plurality of the votes cast if the number of director nominees exceeds the number of directors to be elected. A majority of the votes cast means that the number of shares voted “For” a director nominee must exceed 50% of the number of votes cast with respect to that director’s election.

Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. Consequently, in order to address the “hold over” issue, the Company’s Amended and Restated Bylaws require that if a nominee who already serves as a director is not re-elected, and no successor is elected, the director shall tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety days from the date of the certification of the election results. A director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or in the Board’s decision with respect to his or her resignation. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the Board, that vacancy may be filled by action of the Board. The Amended and Restated Bylaws are available through our periodic filings with the SEC, which can be viewed through our website at www.gen-probe.com.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information regarding all of the Company’s equity compensation plans in effect as of December 31, 2007.

			Number of Securities
			Remaining Available for
	Number of Securities		Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	5,392,592	$41.21	1,962,637	(1)
Equity compensation plans not approved by security holders(2)	125,641	$22.58	65,444

Total	5,518,233	$40.86	2,028,081

(1)	Includes 1,382,041 shares of common stock available for future issuance under the 2000 Equity Participation Plan and the 2003 Incentive Award Plan (the “2003 Plan”) and 580,596 shares under our Employee Stock Purchase Plan (the “ESPP”), as amended, as of December 31, 2007.

(2)	Consists of shares of common stock issuable under the 2002 New Hire Stock Option Plan (the “2002 Plan”), which at the time of adoption did not require the approval of, and has not been approved by, the Company’s stockholders. See the description below of the 2002 Plan.

The following equity compensation plan of the Company was in effect as of December 31, 2007 and was adopted without approval of the Company’s stockholders.

Description of the 2002 New Hire Plan

General Nature and Purposes of the 2002 New Hire Plan.  The principal purposes of the 2002 Plan are to provide incentives for certain employees of the Company and its subsidiaries through granting of options (the “2002 Plan Awards”), thereby stimulating optionees’ personal and active interest in the Company’s development and financial success, and inducing them to remain in the Company’s employ. The 2002 Plan was approved by the Board on November 11, 2002 without approval by the Company’s stockholders. The Company has not issued options under the 2002 Plan since March 2004.

A brief description of the principal features of the 2002 Plan follows, but the description is qualified in its entirety by reference to the 2002 Plan itself, as amended and filed with the SEC on February 23, 2007 as an exhibit to the Company’s Annual Report on Form 10-K.

Administration of the Plan.  The 2002 Plan is administered by the Compensation Committee of the Company’s Board of Directors (or another committee or a subcommittee of the Board assuming the functions of the Compensation Committee under the 2002 Plan) (the “Committee”). The Committee consists of at least two members of the Board of Directors, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”). Subject to the terms and conditions of the 2002 Plan, the Committee has the authority to select the persons to whom 2002 Plan Awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2002 Plan. The Committee is also authorized to adopt, amend, interpret and revoke rules relating to the administration of the 2002 Plan.

Securities Subject to the 2002 Plan.  The aggregate number of shares of common stock authorized for issuance upon exercise of options granted under the 2002 Plan was 200,000 as of the date the 2002 Plan was adopted. In September 2003, the 200,000 share reserve authorized for issuance under the 2002 Plan was adjusted to 400,000 shares to reflect the Company’s 2-for-1 stock split implemented as a 100% stock dividend.

The shares available under the 2002 Plan upon exercise of stock options may be either previously unissued shares or treasury shares. The Committee has the discretion to make appropriate adjustments in the number of securities subject to the 2002 Plan and to outstanding 2002 Plan Awards to reflect dividends or other distributions; a reorganization, merger or consolidation of the Company; a combination, repurchase, liquidation or dissolution of the Company; or a disposition of all or substantially all of the assets of the Company or exchange of common stock or other securities of the Company; or other similar corporate transaction or event (an “extraordinary corporate event”). The 2002 Plan provides for automatic adjustments in the number of securities subject to the 2002 Plan and to outstanding 2002 Plan Awards to reflect a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large non-recurring cash dividend, that affects the shares of the Company’s Common Stock (or other securities of the Company) or the share price of the Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding awards.

If any portion of a 2002 Plan Award terminates or lapses unexercised, or is canceled upon grant of a new 2002 Plan Award (which may be at a higher or lower exercise price than the Award so canceled), the shares which were subject to the unexercised portion of such 2002 Plan Award will continue to be available for issuance under the 2002 Plan.

Term of the 2002 Plan and Amendments.  The 2002 Plan will expire on November 10, 2012, unless earlier terminated. The 2002 Plan can be amended, modified, suspended or terminated by the Committee or the Board of Directors. Amendments of the 2002 Plan will not, without the consent of the participant, affect such person’s rights under a 2002 Plan Award previously awarded, unless the 2002 Plan Award agreement governing such 2002 Plan Award itself otherwise expressly so provides.

Eligibility.  2002 Plan Awards may be granted only to newly hired employees of the Company, including newly hired officers or employee directors of the Company, who have not previously been employed by the Company.

Payment for Shares.  The exercise price for all 2002 Plan Awards, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or the Committee may, in its sole and absolute discretion (i) allow a delay in payment up to 30 days from the date the option is exercised, (ii) allow payment, in whole or in part, through the delivery of shares of common stock which have been held by the holder for at least six months, (iii) allow payment, in whole or in part, through the surrender of shares of common stock then issuable upon exercise of the option having a fair market value on the date of option exercise equal to the aggregate exercise price of the option or exercised portion thereof, (iv) allow payment, in whole or in part, through the delivery of a notice that the holder has placed a market sell order with respect to shares of common stock then issuable upon exercise of the option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the option exercise price; provided, that the payment of such proceeds is then made to the Company upon settlement of such sale, and (v) allow payment through any combination of the consideration provided in the foregoing subparagraphs (ii), (iii) and (iv).

Awards under the 2002 Plan.  The 2002 Plan provides that the Committee may grant or issue nonqualified stock options (“NQSOs”). NQSOs provide for the right to purchase common stock at the fair market value on the date of grant and usually will become exercisable (in the discretion of the Committee) in one or more installments after the grant date, subject to the participant’s continued provision of services to the Company. NQSOs may be granted for any term specified by the Committee; provided that the term may not exceed 10 years.

Agreements; Consideration to the Company.  Each 2002 Plan Award will be set forth in a separate agreement with the person receiving the 2002 Plan Award and will indicate the terms and conditions of the 2002 Plan Award. The dates on which 2002 Plan Awards under the 2002 Plan first become exercisable and on which they expire will be set forth in individual 2002 Plan Award agreements setting forth the terms of the 2002 Plan Awards. The agreements generally will provide that 2002 Plan Awards expire upon termination of the participant’s status as an employee, although the Committee may provide that Awards granted to employees continue to be exercisable following a termination without cause, or following a “Change in Control” of the Company, as defined in the 2002 Plan, or because of the grantee’s retirement, death, disability or otherwise.

General Terms of 2002 Plan Awards under the 2002 Plan

Non-Assignability.  No 2002 Plan Awards may be assigned or transferred by the grantee, except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, although the shares of common stock underlying such 2002 Plan Awards may be transferred if all applicable restrictions have lapsed. During the lifetime of the holder of any 2002 Plan Award, the 2002 Plan Award may be exercised only by the holder. Notwithstanding the foregoing, the Committee may grant NQSOs that may be assigned or transferred, subject to certain conditions, to “permitted transferees,” which include a child, grandchild, parent, spouse, niece or nephew of the holder.

Extraordinary Corporate Events.  The Committee has discretion under the 2002 Plan to provide that 2002 Plan Awards will expire at specified times following, or become exercisable in full upon, the occurrence of certain specified “extraordinary corporate events”; and in such event the Committee may also give optionees the right to exercise their outstanding NQSOs in full during some period prior to such event, even though the NQSOs have not yet become fully exercisable.

Effect of Change in Control.  Notwithstanding anything in the 2002 Plan or the provisions of any 2002 Plan Award to the contrary, in the event of a Change in Control, each outstanding 2002 Plan Award shall, immediately prior to the effective date of the Change in Control, automatically become fully vested or exercisable, as applicable, for all of the shares of common stock at the time subject to such 2002 Plan Award and, as applicable, may be exercised for any or all of the shares of common stock subject to the 2002 Plan Award.

For purposes of the 2002 Plan, “Change in Control” means a change in ownership or control of the Company effected through any of the following transactions: (a) any person or related group of persons (other than the Company or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer for securities of the Company; (b) there is a change in the composition of the Board over a period of thirty-six (36) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board; (c) a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or another entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Company’s then outstanding voting securities shall not constitute a Change in Control; or (d) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Transfer Restrictions.  The Committee, in its discretion, may impose such restrictions on the transferability of the shares purchasable upon the exercise of a NQSO as it deems appropriate. Any such other restriction shall be set forth in the respective 2002 Plan Award agreement and may be referred to on the certificates evidencing such shares.

Withholding Tax Obligations.  As a condition to the issuance or delivery of stock pursuant to the exercise of a 2002 Plan Award granted under the 2002 Plan, the Company requires participants to discharge applicable withholding tax obligations. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to exercise of 2002 Plan Awards, subject to the discretion of the Committee to disapprove such use.

Securities Law.  The 2002 Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Exchange Act, and any and all regulations and rules promulgated by the SEC thereunder, including without limitation Rule 16b-3. The 2002 Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the 2002 Plan and options granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008, and has further directed that management submit the selection of the independent auditors for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the Company’s financial statements since 1989. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors. However, the Audit Committee of the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP.

Principal Accountant Fees and Services

In connection with the audit of the 2007 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2007 and 2006 by Ernst & Young LLP, the Company’s principal accountant. All fees described below were approved by the Audit Committee.

During the fiscal year ended December 31, 2007, none of the hours expended on the Company’s financial audit by Ernst & Young LLP were provided by persons other than Ernst & Young LLP’s full-time employees.

	Fiscal Year
	Ended
	2007	2006
	(In thousands)

Audit Fees(1)	$1,037	$938
Audit-related Fees	—	—
Tax Fees(2)	4	—
All Other Fees	2	—

Total Fees	$1,042	$938

(1)	Includes the audit of the Company’s annual financial statements (including audits of the Company’s subsidiaries Gen-Probe UK Limited and Molecular Light Technology Limited and its subsidiaries), review of the Company’s financial information included in its quarterly reports on Form 10-Q, and accounting consultations. Also includes fees incurred for the evaluation of management’s assessment of the effectiveness of the Company’s internal controls over financial reporting as well as the audit of the effectiveness of the Company’s internal controls over financial reporting, pursuant to the Sarbanes-Oxley Act of 2002.

(2)	Includes consultations related to federal and California state tax audits.

Pre-approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services, up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee and ratified at its next scheduled meeting. The Audit Committee has delegated this pre-approval authority to the Chairman of the Audit Committee and the Chairman’s decision is discussed and ratified at the next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal auditor’s independence.

The Board of Directors recommends a vote in favor of proposal 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 15, 2008 by: (i) all those known by the Company to be beneficial owners of more than five percent of its common stock; (ii) each of the executive officers named in the Summary Compensation Table; (iii) each director and nominee for director of the Company; and (iv) all directors and executive officers of the Company as a group. Except as otherwise noted, the address of each person listed in the table is c/o Gen-Probe Incorporated, 10210 Genetic Center Drive, San Diego, California 92121.

	Beneficial Ownership(1)
	Number of					Percent of
	Shares Owned		Right to Acquire			Total
	(#)(2)		(#)(3)		Total(#)	(%)

Five Percent Beneficial Stockholders:
FMR LLC(4)	8,046,609		—		8,046,609	14.91%
Morgan Stanley(5)	4,109,479		—		4,109,479	7.61%
Orbimed Advisors LLC(6)	3,232,300		—		3,232,300	5.99%
Directors and Executive Officers:
Henry L. Nordhoff	105,899	(7)	688,828		794,727	1.45%
Herm Rosenman	20,393		93,099		113,492	*
Carl W. Hull	15,000		20,312		35,312	*
Daniel L. Kacian, Ph.D., M.D.	31,705		207,249		238,954	*
Diana De Walt	20,504		55,937		76,441	*
R. William Bowen(8)	26,012		33,785		59,797	*
John W. Brown	5,432		33,333		38,765	*
Raymond V. Dittamore(9)	4,332		38,333		42,665	*
Armin M. Kessler	13,993		48,333		62,326	*
John C. Martin, Ph.D.	53		—		53	*
Phillip M. Schneider	7,621		68,333		75,954	*
Abraham D. Sofaer(10)	15,718		68,333		84,051	*
All executive officers and directors as a group (16 individuals)	303,522	(11)	1,454,622	(12)	1,758,144	3.17%

*	Represents beneficial ownership of less than 1% of our common stock.

(1)	This table is based on information supplied by officers, directors and principal stockholders and Schedules 13G (as indicated) filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 53,974,022 shares outstanding on February 15, 2008, adjusted as required by rules promulgated by the SEC.

(2)	Includes the following specified number of shares of restricted stock that are still subject to restriction as of 60 days after February 15, 2008: Mr. Hull (12,500); Mr. Rosenman (15,750); Dr. Kacian (24,000); Ms. DeWalt (17,125); and Mr. Bowen (17,125). These shares of restricted stock were granted on October 17, 2005, August 15, 2006, August 15, 2007 and March 1, 2007 (with respect to Mr. Hull only) and vest as follows: one-fourth (1/4) of the shares vest annually over four years from the date of grant.

(3)	Represents the number of shares issuable upon exercise of stock options exercisable within 60 days after February 15, 2008.

(4)	Beneficially owned by FMR LLC (formerly FMR Corp.) and certain affiliated entities, including Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC. The business address for FMR

LLC is: 82 Devonshire Street, Boston, Massachusetts 02109. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by the foregoing entity on February 14, 2008.

(5)	The business address for Morgan Stanley is: 1585 Broadway, New York, New York 10036. The foregoing information is based solely upon information contained in a Schedule 13G filed with the SEC by the foregoing entity on February 14, 2008.

(6)	Certain shares are beneficially owned by Orbimed Capital LLP. Samuel D. Isaly is the President of Orbimed Advisors LLC and Managing Member of Orbimed Capital LLC. The business address for Orbimed Advisors LLC, Orbimed Capital LLC and Samuel D. Isaly is: 767 Third Avenue, 30th Floor, New York, New York 10017. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by the foregoing entities on February 14, 2008.

(7)	Includes an aggregate of 80,000 deferred issuance restricted stock awards, of which an aggregate of 42,498 shares underlying such awards were vested as of February 15, 2008 or which vest within 60 days after February 15, 2008. Pursuant to the applicable deferred issuance agreement, and subject to vesting in accordance with their terms, the deferred issuance restricted stock awards will be issued to Mr. Nordhoff at the earlier of his election or upon the termination of his employment with the Company. All deferred issuance restricted stock awards will further be issued in a manner that complies with Section 409A of the Code, which may include deferring the issuance of such shares for six months after the termination of Mr. Nordhoff’s employment.

(8)	As discussed under “Executive Compensation” below, in an effort to give a more complete picture of compensation for our executive officers, we have included compensation information for the officers required by current SEC rules, plus compensation information for one additional officer of the Company. As Mr. Bowen was specifically included in our 2007 proxy statement, he appears in this chart, as well as in various tables in “Executive Compensation,” even though this disclosure is not required under applicable rules. The officers for whom disclosure is required by current SEC rules (Messrs. Nordhoff, Rosenman, Hull and Kacian and Ms. De Walt) and Mr. Bowen are collectively referred to herein as the named executive officers, or NEOs.

(9)	Includes 2,000 shares of common stock held by the Dittamore Family Trust A, for which Mr. Dittamore is the trustee.

(10)	Includes 1,000 shares of common stock held by the Trust FBO Michael J. Sofaer, in which Mr. Sofaer is a trustee; 1,000 shares of common stock held by the Trust FBO Helen R. Sofaer, in which Mr. Sofaer is a trustee; 1,000 shares of common stock held by the Trust FBO Joseph S. Sofaer, in which Mr. Sofaer is a trustee; 1,000 shares of common stock held by the Trust FBO Aaron R. Sofaer, in which Mr. Sofaer is a trustee; 1,000 shares of common stock held by Raphael J. Sofaer, in which Mr. Sofaer is a trustee.

(11)	Includes an aggregate of 36,860 shares (including restricted shares) which other executive officers of the Company own as of February 15, 2008, as follows: Mr. Edelshain (20,386); Mr. Kondor (14,268); and Ms. Yang (2,206).

(12)	Includes an aggregate of 98,747 shares issuable to other executive officers of the Company pursuant to outstanding stock options exercisable as of February 15, 2008 or which become exercisable within 60 days after February 15, 2008, as follows: Mr. Edelshain (77,915); and Mr. Kondor (20,832).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, other than a late filing made by (a) each member of our then-current Board of Directors in January 2007 and October 2007 relating to their quarterly grant of restricted stock awards under the 2003 Plan for the first and third quarters of 2007, respectively, (b) Dr. Martin in connection with his initial grant of stock options on October 1, 2007 upon his appointment to the Company’s Board of Directors, and (c) our Senior Vice President and General Counsel related to a September 2007 stock option exercise and sale transaction.

EXECUTIVES

Executive Officers

The following table sets forth information as to persons who serve as our executive officers as of March 15, 2008.

Name	Position	Age

Henry L. Nordhoff	Chairman and Chief Executive Officer	66
Carl W. Hull	President and Chief Operating Officer	50
Daniel L. Kacian, Ph.D., M.D.	Executive Vice President and Chief Scientist	61
R. William Bowen	Senior Vice President — General Counsel and Secretary	55
Diana De Walt	Senior Vice President — Human Resources	53
Martin B. Edelshain	Senior Vice President — Corporate Strategy	59
Jorgine Ellerbrock	Senior Vice President — Operations	46
Stephen J. Kondor	Senior Vice President — Sales and Marketing	52
Herm Rosenman	Senior Vice President — Finance and Chief Financial Officer	60
Christina C. Yang, Ph.D.	Senior Vice President — Clinical, Regulatory and Quality	51

Henry L. Nordhoff, Chairman and Chief Executive Officer. Mr. Nordhoff has served as a director of the Company since July 1994. Mr. Nordhoff joined the Company in July 1994 as Chief Executive Officer and President and was elected Chairman of the Board in September 2002. Since March 1, 2008, Mr. Nordhoff has served as the Company’s Chairman and Chief Executive Officer. Prior to joining the Company, Mr. Nordhoff was President and Chief Executive Officer of TargeTech, Inc., a gene therapy company that was merged into Immune Response Corporation. Prior to that, Mr. Nordhoff was at Pfizer, Inc. in senior positions in Brussels, Seoul, Tokyo and New York. Mr. Nordhoff received a B.A. in international relations and political economy from Johns Hopkins University and an M.B.A. from Columbia University. Mr. Nordhoff is also a member of the board of directors of Mannkind Corporation.

Carl W. Hull, President and Chief Operating Officer. Mr. Hull joined the Company as Executive Vice President, Chief Operating Officer in February 2007 and was appointed President in March 2008. Mr. Hull previously served as Vice President & General Manager of the SDS/Arrays Business Unit of Applied Biosystems, which develops and sells genomic research systems and reagents, from January 2005 to January 2007. Prior to joining Applied Biosystems, Mr. Hull held a number of positions with Applied Imaging Corp., which makes automated imaging and imaging analysis systems, most recently serving as its Chief Executive Officer from January 2001 to December 2004. Mr. Hull received a B.A. in political science and international relations from Johns Hopkins University and an M.B.A. from the University of Chicago.

Daniel L. Kacian, Ph.D., M.D., Executive Vice President and Chief Scientist. Dr. Kacian joined the Company in 1985 as Director of Medical and Scientific Affairs and until 1992 was primarily responsible for directing Research & Development and Regulatory Affairs. Dr. Kacian held various management positions with the Company and, in 2002, was promoted to Executive Vice President and Chief Scientist. From 1980 to 1985, Dr. Kacian was on the faculty of the Department of Pathology and Laboratory Medicine at the University of Pennsylvania and was Director of Clinical Microbiology at the Hospital of the University of Pennsylvania. He received an M.D. in 1978 from the University of Miami and did his internship and residency in laboratory medicine at Washington University and Barnes Hospital in St. Louis. Prior to attending medical school, Dr. Kacian received a B.A. in mathematics from Western Reserve University and an M.S. in microbiology and Ph.D. in molecular genetics from the University of Illinois and served on the faculty of the Department of Human Genetics and Development at Columbia University.

R. William Bowen, Senior Vice President, General Counsel and Secretary. Mr. Bowen joined the Company in 1997 as Vice President, General Counsel and Assistant Secretary and was appointed Secretary in August 2002 and Senior Vice President in May 2007. Prior to joining the Company, he was a business litigation partner with the law firm of Luce, Forward, Hamilton & Scripps in San Diego, California. Mr. Bowen received a B.S. in commerce and a J.D. from the University of Virginia.

Diana De Walt, Senior Vice President — Human Resources. Ms. De Walt joined the Company in January 2005 as Vice President, Human Resources and was appointed Senior Vice President in May 2007. Prior to joining the Company, Ms. De Walt founded The HR Company in 1993 and served as its President and Principal Consultant providing professional human resources services to over 85 companies in a wide variety of industries. From 1988 to 1993, Ms. De Walt worked at Mitek Systems, Inc. as Director, Human Resources and subsequently Vice President, Human Resources. From 1987 to 1988, Ms. De Walt was Vice President, Human Resources of Imperial Savings Real Estate Lending Group. From 1984 to 1987, Ms. De Walt was Manager, Human Resources of Security Pacific Business Credit and Vice President, Human Resources of Security Pacific Business Finance. Ms. De Walt received an A.A. in liberal arts from St. Cloud State University and holds a Senior Professional In Resource Management certification.

Martin B. Edelshain, Senior Vice President — Corporate Strategy. Mr. Edelshain joined the Company in November 2003 as Vice President, Corporate Development and was appointed Senior Vice President in May 2007. Prior to joining the Company, Mr. Edelshain served as a business consultant to the Company for six months. From 1995 to 2002, Mr. Edelshain was Director of International Strategy for Chugai Pharmaceutical Co. Ltd., the Company’s former parent company. From 1970 to 1995 Mr. Edelshain worked in the field of corporate finance for S. G. Warburg & Co. Ltd, a London based investment bank, specializing in merger and acquisition advice, debt and equity financings, and business development in Japan. Mr. Edelshain received a B.A. in mechanical sciences from Cambridge University.

Jorgine Ellerbrock, Senior Vice President — Operations. Ms. Ellerbrock joined the Company in November 2007 as Senior Vice President, Operations. From August 2004 to November 2007, Ms. Ellerbrock served as Vice President, Operations of various business units of Invitrogen Corporation, a biotechnology company, most recently serving as Vice President, Operations of its Molecular Biology Business from February 2007 to November 2007. Prior to joining Invitrogen Corporation, Ms. Ellerbrock held a number of positions with GE Healthcare Bio-Sciences (formerly Amersham Biosciences), a medical technology and services company, most recently serving as its Vice President, Operations from November 2002 to July 2004 and its Vice President, Genomics Product Management from January 2002 to November 2002. Ms. Ellerbrock received a B.S. in microbiology and an M.B.A. from San Diego State University.

Stephen J. Kondor, Senior Vice President — Sales and Marketing. Mr. Kondor joined the Company in July 2005 as Vice President, Sales and Marketing and was appointed Senior Vice President in May 2007. Mr. Kondor previously served as Vice President/General Manager — Genetic Analysis Business of Applied Biosystems (APPLERA), a life sciences company, from November 2004 to June 2005. From January 2003 to November 2004, Mr. Kondor served as Vice President and General Manager of Fisher Scientific, a life sciences company. From August 2001 to January 2003, Mr. Kondor served as Senior Vice President and General Manager of IGEN International, a biotechnology diagnostics company. From August 2000 to January 2001, Mr. Kondor served as Vice President, Worldwide Marketing & Sales of Avocet Medical Inc., a life sciences company. Prior to those positions, Mr. Kondor also held positions at Becton Dickinson Company, Biometric Imaging, Inc., the Diagnostics Division of Abbott Laboratories, and B. Braun Medical. Mr. Kondor received his B.S. in business administration from Moravian College in 1981.

Herm Rosenman, Senior Vice President — Finance and Chief Financial Officer. Mr. Rosenman joined the Company as Chief Financial Officer in June 2001 and was appointed Senior Vice President in May 2007. Prior to joining the Company, he was President and Chief Executive Officer of Ultra Acquisition Corp., a retail chain and consumer products manufacturer, from 1997 to 2000. He was President and Chief Executive Officer of RadNet Management, Inc., a large healthcare provider, from 1994 to 1997, and prior to that was Chief Financial Officer for

Rexene Corp., a Fortune 1000 company in the petrochemicals industry. Mr. Rosenman was previously a partner at Coopers & Lybrand (now PricewaterhouseCoopers LLP) where he served numerous Fortune 1000 clients, principally in the pharmaceuticals and telecommunications industries. Mr. Rosenman received a B.B.A. in finance and accounting from Pace University and an M.B.A. in finance from the Wharton School of the University of Pennsylvania. Mr. Rosenman serves on the Board of Directors of ARYx Therapeutics, a drug discovery and development company, where he serves as Chairman of the Audit Committee and as Lead Independent Director. Mr. Rosenman also serves on the Board of Directors of Emphasys Medical, Inc., where he serves as Chairman of the Corporate Governance Committee and as a member of the Audit Committee.

Christina C. Yang, Ph.D., Senior Vice President — Clinical, Regulatory and Quality. Dr. Yang joined the Company in April 2007 as Vice President, Clinical, Regulatory and Quality and was appointed Senior Vice President in May 2007. Prior to joining the Company, Dr. Yang was previously employed by Focus Diagnostics, a healthcare diagnostics company, most recently serving as Vice President, Quality and Regulatory Affairs from June 2003 to April 2007 and as Senior Director, Quality Systems from March 2001 until June 2003. Dr. Yang received a B.S. in biology from National Taiwan Normal University and a Ph.D. in zoology from Iowa State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role and Membership of the Compensation Committee

Members of the Compensation Committee are independent directors who are not employees of the Company or its subsidiaries. The Compensation Committee is currently comprised of the following four members: Mr. Kessler, who serves as Chairperson, Mr. Brown, Dr. Martin and Mr. Schneider. On May 31, 2007, Dr. McNamee retired from the Board and ceased his service on the Compensation Committee, and Mr. Schneider began serving on the Compensation Committee. Dr. Martin became a member of the Compensation Committee on September 20, 2007, in connection with his appointment to the Board of Directors on such date. None of the Compensation Committee members has any material business relationships with the Company or its subsidiaries. All of the members of the Compensation Committee are “independent,” as that term is defined by Nasdaq Marketplace Rule 4200(a)(15).

The Compensation Committee operates pursuant to a written charter that outlines its specific authority, duties and responsibilities. The charter is periodically reviewed and revised by the Compensation Committee and the Board and is available on the Company’s website at www.gen-probe.com.

The Compensation Committee meets at scheduled times during the year and holds additional meetings from time to time to review and discuss executive compensation issues. The Compensation Committee may also take action by written consent. The Compensation Committee held nine meetings during fiscal year 2007 and acted by written consent on two occasions. Executive officers are not present during the discussion of their compensation.

The Compensation Committee acts on behalf of the Board to review and adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers and evaluation of performance in light of these stated objectives;

•	review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer and the other executive officers and directors; and

•	administration of the Company’s equity compensation plans, deferred compensation plans and other similar plans and programs.

Executive Compensation Philosophy

Compensation for Gen-Probe’s named executive officers (“NEOs”) is intended to be largely performance-based. In establishing the Company’s compensation program for the NEOs, the Compensation Committee has four principle objectives:

•	ensuring that the Company is able to attract and retain executives through the use of industry-competitive “base” compensation;

•	providing total compensation that is competitive in the industry and that is tied to, and varies based upon, individual and corporate performance;

•	incentivizing NEOs to make prudent business decisions and maximize stockholder value by providing a significant portion of total compensation opportunities in the form of direct ownership in the Company through restricted stock and stock options; and

•	maintaining internal pay equity among employees.

In order to address these priorities, the Compensation Committee regularly assesses compensation components that it believes will most cost effectively attract and motivate executive officers and reward them for their individual achievements and those of the Company as a whole. The Compensation Committee has retained an independent consultant, Compensia, to assist it in its analysis of key elements of compensation programs. Compensia is an independent consultant specializing in compensation matters. The Company does not maintain any other relationship with Compensia other than Compensia’s role as a consultant to the Compensation Committee.

The Compensation Committee allocates total compensation between cash and equity compensation based on benchmarking to the Company’s peer group, discussed below, while considering the balance between providing short-term incentives and long-term parallel investment with stockholders to align the interests of management with stockholders. Annually, the Compensation Committee evaluates the balance between equity and cash compensation among NEOs.

Based on its review of the above-mentioned objectives, the Company has established a compensation program that consists of the following six components:

•	base salary;

•	an annual cash bonus that is dependent on individual and/or corporate performance;

•	equity awards, consisting of stock options and restricted stock;

•	the opportunity to defer compensation under a nonqualified deferred compensation plan;

•	post-termination benefits that are triggered in limited circumstances; and

•	other health and welfare benefits generally offered to all employees of the Company.

To tie compensation to performance, there is no minimum award of compensation required by the Company’s bonus plan or the Company’s stock option/restricted stock award program. As a further measure, the Company introduced a stock ownership policy for executive officers in 2006. Under the policy, executive officers are expected, within five years of the later of September 28, 2006 or an executive’s appointment, to acquire and hold Company stock (including restricted shares) equal in value to at least three times base salary in the case of the Chief Executive Officer, two times base salary in the case of executive and senior vice presidents and one times base salary in the case of vice presidents. The Company believes that this ownership policy further aligns executive and stockholder interests and thereby promotes the objective of increasing stockholder value.

Determination of Compensation Awards

The Compensation Committee is provided with the authority to determine the compensation awards available to NEOs. In determining such awards, the Compensation Committee has relied on written reports provided by Compensia with respect to competitive practices and the amounts and nature of compensation paid to executive officers in a peer group of companies. Compensia has also provided advice to the Compensation Committee regarding, among other things, structuring the Company’s various compensation programs and determining the appropriate levels of salary, bonus and other awards payable to the Company’s executive officers. Based upon Compensia’s recommendations, the Company’s cash and stock-based incentive awards are weighted significantly towards variable components to ensure that total compensation reflects the overall success or failure of the Company, and to motivate executive officers to meet appropriate performance measures, thereby maximizing total return to stockholders.

In addition, to further aid the Compensation Committee in making its determinations, the Chief Executive Officer provides recommendations annually to the Compensation Committee regarding the compensation of all NEOs, excluding himself. The Chief Executive Officer’s recommendations are guided by the results of the Chief Executive Officer’s annual performance review of each NEO, at which time each NEO’s individual goals are assessed in light of overall corporate goals. In addition, each NEO provides input about his or her individual contributions to the Company’s success for the period being assessed.

Compensation Benchmarking and Peer Group

An important component of structuring compensation and establishing target compensation levels for the Company’s executive officers is determining the compensation packages offered to similarly situated executive officers of peer group companies. As part of its engagement, the Compensation Committee directed Compensia to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Compensia also conducted individual interviews with members of senior management and the Compensation Committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Compensia ultimately developed recommendations and metrics that were presented to the Compensation Committee for its consideration. The Company does not have any relationship or arrangement with Compensia other than engaging Compensia as a compensation consultant.

In August 2005, Compensia prepared a report at the direction of the Compensation Committee, which analyzed competitive practices and the amounts and nature of compensation paid to executive officers of a peer group of diagnostic, pharmaceutical and biotechnology companies of similar size based on revenue and market capitalization. The peer group identified in the 2005 Compensia report consisted of the following companies:

Affymetrix	Inverness Medical Innovations	KOS Pharmaceuticals	Sepracor
Amylin Pharmaceuticals	Martek Biosciences	Medicis	TECHNE Corporation
Biosite	IDEXX Labs	Millennium Pharmaceuticals	Vertex
Cytyc Corporation	ImClone Systems	Neurocrine Biosciences	United Therapeutics
Diagnostic Products	Immucor	Protein Design Labs

In July 2006, Compensia prepared another report at the direction of the Compensation Committee that analyzed compensation paid to Chief Executive Officers and Chief Operating Officers of the same companies identified in the August 2005 Compensia report (other than Sepracor and including Ligand Pharmaceuticals). Based on the data presented to the Compensation Committee by Compensia and the analysis described above, the Compensation Committee has targeted base salary and annual cash incentive compensation for NEOs around the 60th percentile of this peer group of companies and targeted equity incentive compensation for NEOs around the 75th percentile of this peer group. In determining the level of compensation provided to its executive officers, the Compensation Committee also evaluates the financial performance of peer group companies, in addition to evaluating the Company’s independent performance, to gauge the Company’s comparative performance within its peer group. In addition, the Compensation Committee considers the Company’s geographic location in San Diego, where there is significant competition for employees in the diagnostic, pharmaceutical and biotechnology industries. The Compensation Committee also evaluates individual NEO performance on an annual basis and may award merit salary increases as a result of these assessments. This approach ensures that the Company’s compensation structures will enable it to remain competitive in its markets and reward individual NEO performance.

While the Compensation Committee targets cash compensation and equity awards in the percentiles stated above, the Compensation Committee recognizes the Company’s desire to keep the best talent among the Company’s executive management team. To retain and motivate these key individuals, the Compensation Committee may determine that it is in the best interests of the Company to negotiate or award total compensation that may deviate from the general benchmark targets described above. Actual pay for each executive is determined around this structure, driven by the performance of the executive over time, as well as the annual performance of the Company. Equity grant guidelines are then set by job level, using market survey data and current guidelines to determine the appropriate annual grant levels for the upcoming year.

For 2007, NEOs other than our Chief Executive Officer received base salary and annual cash incentive compensation between approximately the 50th and 85th percentile, and equity incentive awards around approximately the 75th percentile, in each case as compared to similarly situated executive officers of the Company’s designated peer group. Our Chief Executive Officer received base salary and cash incentive compensation, as well as equity incentive awards, around the 75th percentile of the Company’s peer group. The foregoing comparisons are based on the most current data available to the Company, generally calculated based on the Compensia reports described above and applying an approximately 4% annual increase adjustment to the data presented therein. Please see the “Summary Compensation Table” and “Employment Agreements with Executive Officers” below for additional information regarding the amounts payable to our NEOs for fiscal 2007.

Base Salary

Each executive officer’s base salary is determined by the Compensation Committee during the first quarter of the fiscal year. Our Chief Executive Officer has a minimum base salary of $645,000 that was established by the terms of his employment agreement, which is described below under “Employment Agreements with Executive Officers.” The Company’s other executive officers do not have minimum salary levels established by contract.

The base salary component of the Company’s compensation program is designed to provide its executive officers with total cash compensation that is around the 60th percentile among peer group companies and that is competitive in the San Diego market. In establishing the amount, the Compensation Committee has relied on peer group data included in Compensia’s written reports. The Company pays a base salary at the levels established by the Compensation Committee to satisfy the “competitive base” compensation priority within the Company’s compensation philosophy. In addition, each year the Compensation Committee determines base salary increases for the NEOs based upon the Compensation Committee’s continuing review of peer group compensation, as well as its subjective evaluation of the performance of the executive officers as assessed by the Compensation Committee and the Chief Executive Officer, as well the officer’s experience, commitment to corporate core values and potential for advancement. No formulaic base salary increases are provided to the NEOs. The Compensation Committee awarded base salary increases of approximately 5% to all NEOs other than Mr. Hull for fiscal 2008. On February 8, 2008, the Board of Directors appointed Mr. Hull as President and Chief Operating Officer of the Company, effective March 1, 2008. In connection with Mr. Hull’s promotion, the Compensation Committee approved an annual base salary for Mr. Hull of $490,875, effective March 1, 2008.

Annual Cash Bonus Awards

Annual cash bonuses for executive officers are determined under the terms of the Company’s annual bonus plans. As detailed below, cash bonuses are not guaranteed and are not paid if the Company fails to achieve adequate growth in comparison to its financial performance targets, which for 2007 were based on total revenues and earnings per share (“EPS”). Bonus awards under each of our bonus plans vary upon our financial performance in these areas. In addition, bonus awards for NEOs (other than our Chief Executive Officer and Chief Operating Officer) are based on an assessment of individual performance. The Company’s annual cash bonus plans are designed to reward an executive officer for his or her contribution to the Company’s achievement of its financial goals and reflect the executive’s overall job performance.

Fiscal 2007 bonus awards for the Company’s Chief Executive Officer and Chief Operating Officer were made under the Gen-Probe Incorporated 2007 Executive Bonus Plan (the “Executive Plan”). Under the Executive Plan, the target bonus amounts for the Company’s Chief Executive Officer and Chief Operating Officer were 75% and

50%, respectively, of annual base salary. Fiscal 2007 bonus awards for all other NEOs were made under the 2007 Gen-Probe Employee Bonus Plan (the “2007 Plan,” and together with the Executive Plan, the “Bonus Plans”). Under the 2007 Plan, the target bonus amount for each participating NEO was 25% of annual base salary.

In addition to the target bonus amounts describe above, two factors, the Company Performance Factor (“CPF”) and the Individual and Team Performance Factor (“ITPF”), were used to determine bonuses payable under the Bonus Plans for fiscal 2007. Bonus awards paid to the Company’s Chief Executive Officer and Chief Operating Officer under the Executive Plan were determined solely by the CPF, which is based on the achievement of the Company’s annual financial performance targets described below. Bonus awards under the 2007 Plan were determined using the CPF and an ITPF assigned to each participating NEO, which is based on the assessment of that NEO’s individual performance. Fiscal 2007 bonuses were calculated under the Bonus Plans in accordance with the formulas set forth below (the “Bonus Formulas”):

Executive Plan	2007 Plan

Bonus = (Base Pay x% Target x CPF)	Bonus = X + Y X = (Base Pay x % Target x CPF x 50%) Y = (Base Pay x % Target x CPF x ITPF x 50%)

In the first quarter of 2007, the Compensation Committee established fiscal 2007 financial performance goals of 22% EPS growth and 11% total revenue growth, in each case as compared to fiscal 2006 financial performance. EPS and total revenue growth values were then plotted on a bonus matrix approved by the Compensation Committee, which awarded CPF values of between 0% and 150% based on the achievement of our financial performance goals. The bonus matrix weighted EPS growth and total revenue growth equally in establishing CPF values. The precise achievement of each performance goal would yield a CPF value of 100%. Under the bonus matrix, total revenue and EPS growth of 21% and 32%, respectively, would have yielded a 150% CPF value, while 1% total revenue growth and 12% EPS growth would have yielded a 0% CPF value. For fiscal 2007, the Company had total revenue of $403.0 million and EPS of $1.58, representing an increase of approximately 14% and 41%, respectively, over fiscal 2006 financial performance. As a result, a CPF value of 132.5% was awarded under the Bonus Plans in accordance with the predetermined bonus matrix for fiscal 2007 financial performance.

Also in the first quarter of 2007, each NEO participating in the 2007 Plan, with the review, input and approval of our Chief Executive Officer, established between six to ten individual performance goals that formed the basis upon which their respective ITPF value would be determined. These goals were designed to reflect each executive’s area of responsibility within the Company and, to the extent possible, were generally structured to include an objectively measurable component (i.e., a numeric or other criteria capable of independent measurement or satisfaction). Each goal was then assigned a specific percentage of that officer’s overall ITPF value, with all goals totaling 100%. In 2007, no individual performance goal accounted for greater than 20% of any NEO’s total ITPF. Set forth below are general descriptions of certain primary individual goals for each 2007 Plan NEO participant:

Named Executive Officer	Goal Description

Herm Rosenman Senior Vice President, Finance and Chief Financial Officer	•	Achieve revenue, expense and net income goals per 2007 operating plan
	•	Drive continuous improvement process resulting in a reduction in operating cost or time to market

Daniel L. Kacian, Ph.D., M.D. Executive Vice President and Chief Scientist	•	Identify and evaluate new technologies with significant potential value
	•	Analyze intellectual property, scientific developments and medical research and evaluate their impact on the Company’s future strategic and tactical plans

Diana De Walt Senior Vice President, Human Resources	•	Maintain department costs within pre-established budget
	•	Develop and implement new compensation strategy, process and procedures

R. William Bowen Senior Vice President and General Counsel	•	Management of legal matters within a pre-established budget
	•	Plan and coordinate meetings of the Board of Directors and Board Committees

As part of the Company’s annual employee performance appraisal process, our Chief Executive Officer provided to the Compensation Committee his assessment of the individual performance of each NEO set forth above against their respective 2007 ITPF goals. Each NEO was eligible to receive an ITPF value of between 0% and 150% under the 2007 Plan. After performing an assessment of fiscal 2007 individual NEO performance and taking into consideration the recommendations of our Chief Executive Officer, the Compensation Committee awarded NEOs participating in the 2007 Plan with ITPF values of between 100% and 130%. Actual bonus awards paid to our NEOs for fiscal 2007 in accordance with the Bonus Formulas are set forth below in the “Summary Compensation Table.”

In connection with Mr. Hull’s promotion to President and Chief Operating Officer effective March 1, 2008, the Compensation Committee increased Mr. Hull’s target bonus under the Executive Plan from 50% of base salary to 60% of base salary, commencing in fiscal 2008.

Equity Awards

Overview.  Each executive officer, as well as each other full-time employee of the Company, is eligible to receive an annual equity compensation award. The Company believes, based on its performance-based approach to compensation, that equity ownership in the Company is important to tie the ultimate level of compensation to the performance of the Company’s stock and stockholder gains while creating an incentive for sustained growth. The Company believes that this is especially true in the case of executive officers.

Guidelines for the number of stock options and restricted stock awards granted to each executive officer are determined using a procedure approved by the Compensation Committee based upon the executive officer’s salary grade, performance and the value of the award at the time of grant. In addition, the Compensation Committee may consider peer group data presented in Compensia’s reports in making such awards. As a result, additional grants other than the annual award may be made following a significant change in job responsibility or in recognition of a significant achievement.

The Compensation Committee generally does not consider the number of options and/or restricted stock awards held by NEOs when making grants as it believes that awards should be given based on successful job performance and should not be discounted on account of accumulated equity value. Further, the Compensation Committee believes that competitors who may try to hire the Company’s NEOs would not give full credit for existing equity ownership in Gen-Probe, and, to remain competitive, similarly do not credit old awards when approving new grants. While the Compensation Committee has not adopted a rigid formula for allocating equity incentive awards granted to NEOs between stock options and restricted stock, in general, the Compensation Committee has historically awarded approximately one restricted stock award for every three to five stock option awards granted to its NEOs. Allocation of equity awards between options and restricted stock is generally based on an analysis of market practice among peer group companies, existing compensation guidelines established by the Compensation Committee and individual NEO performance.

In 2007, all stock options and restricted stock awards made to NEOs, and all Company employees, were made under the terms of the 2003 Plan. Stock options granted under the 2003 Plan have a four-year vesting schedule in order to provide an incentive for continued employment. All stock options granted after May 17, 2006, when stockholders approved an amendment to the 2003 Plan, expire seven years from the date of the grant. This provides a reasonable time frame in which to align the executive officer with any price appreciation of the Company’s shares, while managing overhang more effectively as compared to a more typical ten-year option term, which the Company used prior to the May 2006 amendment.

Effective November 16, 2006, the exercise price of options granted under the Company’s stock plans, including the 2003 Plan, is equal to the closing price of the Company’s common stock on the date of grant. Prior to this date, the Company’s stock option plans, including the 2003 Plan, provided that the exercise price of options be equal to the closing price of the Company’s common stock on the date prior to the date of grant.

All restricted stock awards made to NEOs have a four-year vesting schedule, with twenty-five percent of the shares vesting on each anniversary of the grant date. The Company believes this vesting schedule provides an important incentive for continued employment, especially when compared to various monthly vesting alternatives. In addition, under the terms of the 2003 Plan, each share of restricted stock granted subsequent to May 17, 2006 reduces the number of shares reserved for issuance under the plan by two shares.

In the event of a change in control of the Company, each of the Company’s equity incentive plans provides that all outstanding stock options and restricted shares automatically become fully vested, exercisable or payable, as applicable. The Company believes that this provision effectively rewards its employees, substantially all of whom receive equity compensation, in the event the Company is acquired and encourages NEOs to seek out and support transactions that are in the best interests of the Company and its stockholders, even though they may personally experience potential employment and other economic risks from the transactions.

Deferred Compensation Plan

The Company maintains a Deferred Compensation Plan (the “DCP”) that allows certain highly compensated management, including the NEOs, key employees and directors of the Company, to defer up to 80% of annual base salary or director fees and up to 100% of annual bonus compensation. In 2007, our Senior Vice President and General Counsel was the only NEO to participate in the DCP.

Deferred amounts are credited with gains and losses based on the performance of deemed investment options selected by a committee appointed by our Board of Directors to administer the DCP. The DCP also allows for discretionary contributions to be made by the Company. Participants may receive distributions upon (i) a pre-set date or schedule that is elected during an appropriate election period, (ii) the occurrence of unforeseeable financial emergencies, (iii) termination of employment (including retirement), (iv) death, (v) disability, or (vi) a change in control of the Company as defined in the DCP. Certain participants must wait six months following termination of employment to receive distributions. Amounts deferred under the DCP after 2004 are subject to Section 409A of the Code.

The Company may terminate the DCP at any time with respect to participants providing services to the Company. Upon termination of the DCP, participants will be paid out in accordance with their prior distribution elections and otherwise in accordance with the DCP. Upon and for twelve months following a change of control, the Company has the right to terminate the DCP and, notwithstanding any elections made by participants, to pay out all benefits in a lump sum, subject to the provisions of the Code.

Post-Termination Benefits

Post-termination benefits for executive officers are established pursuant to the terms of their individual employment agreements. As further described under “Potential Payments Upon Termination or Change-in-Control,” each NEO is entitled to certain cash consideration and other benefits in the event the NEO is terminated other than for “cause,” if the NEO terminates employment for “good reason” or if the NEO is terminated following a change in control, in each case with such payments and benefits conditioned upon the execution by the NEO of a general release of all claims. The employment agreements with each NEO that provide for these benefits each have a “double trigger” change in control policy. The Compensation Committee believes that this policy best aligns stockholders and management since it keeps the decision of paying severance costs with the acquiring company, not with current management. As a result, in the event an acquiring company desires to employ some or all of management following an acquisition, the consideration that otherwise would be allocated solely to management under a “single trigger” policy can instead be shared by all stockholders.

The Compensation Committee intends that this “double trigger” change in control policy provides fair and equitable compensation in the event of a termination following a change in control. By providing for reasonable severance in the event of an employment termination upon a change in control, the Compensation Committee intends to provide each NEO with compensation that is sufficient to mitigate the risk of employment loss and encourage him or her to assist in undertaking the transaction. The amount of the severance is balanced against the Company’s need to be responsible to its stockholders, and also takes into account the potential negative impact such severance payments may have on the acquiring party in a change in control transaction.

The various levels of post-termination benefits for each NEO were determined by the Compensation Committee to be appropriate for the individual based on such person’s duties and responsibilities with the Company and was the result of arms-length negotiations. The Company also determined the different levels to be appropriate and reasonable when generally compared to post-termination benefits provided by the Company’s peers to executives with the same title and similar levels of responsibility. The Company also believes that these benefits take into account the expected length of time and difficulty the individual may experience in trying to secure new employment.

Other Benefits

The Company provides its executive officers with the following benefits that are also available to all of its full-time employees:

Employee Stock Purchase Plan.  The Company maintains a tax-qualified ESPP that allows all participants to acquire Gen-Probe common stock at a discount price. This plan has a six-month look-back and allows participants to buy Gen-Probe stock at a 15% discount to the lower of the market price on the first or last day of the applicable six-month offering period with up to 15% of his or her base salary or a maximum of $21,250 annually. The Company offers the ESPP to allow employees to profit when the value of Gen-Probe stock increases over time. Because of the tax advantages associated with holding stock purchased through the ESPP, the Company also believes the ESPP aligns participants’ interests with stockholders. All of our NEOs other than Mr. Hull purchased shares under the ESPP in 2007.

401(k) Plan.  The Company offers to all full-time employees the opportunity to participate in a 401(k) Plan. The 401(k) Plan permits eligible employees of the Company to defer up to 100% of their annual compensation, subject to certain limitations imposed by the Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. In order to incentivize prudent retirement savings and supplement retirement income, the Company matches up to 50% of an employee’s annual contributions, up to a maximum annual contribution equal to 6% of an employee’s base salary, subject to a four year vesting schedule. Each NEO other than Mr. Hull participated in the 401(k) Plan in 2007 and received matching contributions in the amount of $6,750 from the Company.

Health and Welfare Benefits.  The Company’s healthcare, life and disability insurance, and other welfare and employee-benefit programs are the same for all eligible full-time employees, including executive officers. Because of the importance placed by the Company on the health and welfare of its employees, the Company paid 100% of the premiums associated with these programs on behalf of all of its full-time employees in 2007. The Company also significantly subsidizes healthcare premiums for all employees with eligible dependents.

In addition to the foregoing, the Company provides the following benefits to Mr. Nordhoff pursuant to his employment agreement: a term life insurance policy providing for payment of $1 million to his designated beneficiaries upon his death; a long term disability insurance policy providing for payment at a rate of not less than $200,000 per annum; and accidental death and disability insurance for a benefit of $400,000 (airplane) and $200,000 (automobile or walking) should Mr. Nordhoff suffer accidental death or disability during the term of his employment agreement. Please see “Employment Agreements with Executive Officers” below for additional information regarding the benefits provided to Mr. Nordhoff pursuant to his employment agreement.

Policies with Respect to Equity Compensation Awards

The Compensation Committee evaluates the allocation of equity awards among stock option grants, restricted stock grants, stock appreciation rights and the various other incentives available under the Company’s stock option plans by reference to the peer group discussed above. Since November 16, 2006, the Company grants all equity incentive awards based on the fair market value as of the date of grant. Prior to this date, the Company used the fair market value as of the close of business on the date prior to the date of grant, as required under the then-applicable terms of its option plans. The Company does not have a policy of granting equity-based awards at other than the fair market value on the date of grant. The exercise price for stock option grants and similar awards is determined by looking at the fair market value of the last quoted price per share on the Nasdaq Global Select Market on the date of grant.

The Company determined the date of grant for 2007 option awards and restricted stock grants to eligible employees at its Board of Directors meeting immediately preceding its annual meeting, selecting a date of grant which was a number of months in advance of the actual grant and that was outside of a blackout period under the Company’s Securities Trading Policy. Specifically, the Board of Directors determined on May 31, 2007 that the grant date for all annual awards to eligible employees would be August 15, 2007. The Compensation Committee then determined on July 30, 2007 the actual amount of the awards to be given to each NEO, other than Mr. Nordhoff. By selecting a grant date a number of months in the future, and having this date fall outside of a blackout period, the Company seeks to avoid any “market-timing” with respect to its equity grants. The Board of Directors determined at the same May 31, 2007 meeting that Mr. Nordhoff would receive his stock option awards and restricted stock grants on August 15, 2007, which coincided with the date that all other NEOs of the Company received their grants of annual equity awards.

The Company does not have any formal clawback policies relating to equity awards. The Compensation Committee intends to evaluate the prudence of adopting such policies in the future.

Tax Considerations

Section 162(m) of the Code limits the Company’s tax deductibility of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the committee of our board of directors that establishes such goals consists only of “outside directors.” All members of the Compensation Committee qualify as outside directors.

The Compensation Committee considers the anticipated tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Compensation Committee’s control, also can affect the deductibility of compensation.

While the tax impact of any compensation arrangement is one factor to be considered, this impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation

Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Compensation Committee may award compensation to our executive officers which is not fully deductible if it determines that the award is consistent with its philosophy and is in our and our stockholders’ best interests, such as time vested grants of restricted stock or grants of incentive stock options.

Our Executive Plan has been designed and implemented with the intent to allow us to pay performance-based compensation under Section 162(m) of the Code.

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2006 and 2007, compensation awarded to or paid to, or earned by, our NEOs, consisting of the Company’s Chief Executive Officer, Chief Financial Officer, its three other most highly compensated executive officers in fiscal 2007, and one additional executive officer who was included as a Named Executive Officer in the Company’s proxy statement for the 2007 annual meeting.

Summary Compensation Table

			Restricted		Non-Equity	All
			Stock	Option	Incentive Plan	Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Henry L. Nordhoff	2007	677,389	905,035	1,428,261	668,250	46,844	3,725,779
Chairman and Chief Executive Officer	2006	645,000	739,503	1,883,693	470,000	64,450	3,802,646
Herm Rosenman	2007	342,095	204,980	277,863	109,134	9,330	943,402
Senior Vice President — Finance and Chief Financial Officer	2006	315,000	106,721	380,093	83,000	7,890	892,704
Carl W. Hull	2007	375,961	130,469	309,179	280,500	301,911	1,398,020
President and Chief Operating Officer	2006	—	—	—	—	—	—
Daniel L. Kacian, Ph.D., M.D.	2007	384,169	317,474	437,904	146,024	8,730	1,294,301
Executive Vice President and Chief Scientist	2006	363,000	161,701	617,292	110,000	8,580	1,260,573
Diana De Walt	2007	292,095	217,477	445,791	101,372	7,418	1,064,153
Senior Vice President — Human Resources	2006	276,000	109,032	639,526	68,000	7,224	1,099,782
R. William Bowen	2007	335,486	217,477	356,312	110,887	7,440	1,027,602
Senior Vice President, General Counsel and Secretary	2006	317,000	109,032	450,584	87,000	7,515	971,131

(1)	The amounts included in the “Restricted Stock Awards” column represent the compensation cost that was recognized by the Company in fiscal years 2006 and 2007 related to awards of restricted stock granted during such years and previous fiscal years determined in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment.” The valuation assumptions used in determining such amounts are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. Please see the “Grants of Plan-Based Awards in Fiscal 2007” table for more information regarding awards of restricted stock during fiscal 2007.

(2)	The amounts included in the “Option Awards” column represent the compensation cost that was recognized by the Company in fiscal years 2006 and 2007 related to grants of options during such years and previous fiscal years determined in accordance with SFAS No. 123(R). The valuation assumptions used in determining these amounts are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. Please see the “Grants of Plan-Based Awards in Fiscal 2007” table below for more information regarding option grants during fiscal 2007.

(3)	“Non-Equity Incentive Plan Compensation” is composed entirely of cash bonuses awarded under the Bonus Plans with respect to performance during the 2006 and 2007 fiscal years. Please see “Annual Cash Bonus Awards” above for additional information regarding the Bonus Plans. Amounts earned in 2006 were paid during fiscal year 2007 and amounts earned in 2007 were paid during fiscal year 2008. All individual and financial performance goals used in calculating amounts earned under the Bonus Plans were pre-determined. In addition, to the extent possible, individual performance goals were generally structured to include an objectively measurable component. All amounts paid were at the determination of the Compensation Committee.

(4)	Amounts included in the “All Other Compensation” are as follows:

					Personal	Tax
			Life		Travel	Gross-Up
		Matching	Insurance	Relocation	Expenses	Payments	Miscellaneous	Total
Named Executive Officer	Year	401(k) ($)	Benefits ($)	Benefits ($)	($)(1)	($)(2)	($)	($)

Henry L. Nordhoff	2007 2006	6,750 6,600	16,470 18,450	— —	13,496 19,938	10,128 17,004	— 2,458	46,844 64,450

Herm Rosenman	2007 2006	6,750 6,600	1,980 1,290	— —	— —	— —	600 —	9,330 7,890

Carl W. Hull	2007 2006	— —	610 —	174,006 —	— —	127,295 —	— —	301,911 —

Daniel L. Kacian, Ph.D., M.D.	2007 2006	6,750 6,600	1,980 1,980	— —	— —	— —	— —	8,730 8,580

Diana De Walt	2007 2006	6,750 6,600	668 624	— —	— —	— —	— —	7,418 7,224

R. William Bowen	2007 2006	6,750 6,300	690 690	— —	— —	— —	— 525	7,440 7,515

(1)	Includes personal travel expenses for Mr. Nordhoff and his wife.

(2)	Includes tax gross-up payments for (a) Mr. Nordhoff’s personal travel expenses and (b) Mr. Hull’s relocation benefits.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 31, 2007, certain information regarding grants of plan-based awards to the NEOs:

Grants of Plan-Based Awards in Fiscal 2007

						All Other
						Stock	All Other
						Awards:	Option		Closing	Grant
						Number	Awards:	Exercise	Market	Date Fair
		Board or				of	Number of	or Base	Price	Value of
		Comp.	Estimated Future Payouts Under			Shares	Securities	Price of	on the	Stock and
		Committee	Non-Equity Incentive Plan Awards(1)			of Stock	Underlying	Option	Grant	Option
	Grant	Approval	Threshold	Target	Maximum	or Units	Options	Awards	Date	Awards
Name	Date	Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)	($/Sh)	($)(4)

Henry L. Nordhoff			—	508,041	762,062
	8/15/07	5/31/07				20,000			60.82	1,216,400
	8/15/07	5/31/07					100,000	60.82	60.82	2,239,790
Herm Rosenman			—	85,524	160,357
	8/15/07	7/30/07				7,000			60.82	425,740
	8/15/07	7/30/07					20,000	60.82	60.82	447,958
Carl W. Hull			—	212,500	318,750
	3/1/07	2/8/07				10,000			47.42	474,200
	3/1/07	2/8/07					75,000	47.42	47.42	1,299,630
	8/15/07	7/30/07				5,000			60.82	304,100
	8/15/07	7/30/07					35,000	60.82	60.82	783,927
Daniel L. Kacian, Ph.D., M.D.			—	96,042	180,079
	8/15/07	7/30/07				10,000			60.82	608,200
	8/15/07	7/30/07					25,000	60.82	60.82	559,948
Diana De Walt			—	73,024	136,920
	8/15/07	7/30/07				8,000			60.82	486,560
	8/15/07	7/30/07					23,000	60.82	60.82	515,152
R. William Bowen			—	83,871	157,259
	8/15/07	7/30/07				8,000			60.82	486,560
	8/15/07	7/30/07					23,000	60.82	60.82	515,152

(1)	These numbers represent the target and maximum cash bonus amounts that could have been earned for fiscal 2007 pursuant to the Bonus Plans. Actual amounts awarded for 2007 are included in the “Summary Compensation Table” above. For fiscal 2007, for all individuals above other than Mr. Nordhoff and Mr. Hull, cash bonuses were paid pursuant to the 2007 Plan based upon the attainment of the Company’s financial and individual performance goals. For Mr. Nordhoff and Mr. Hull, a cash bonus was paid for 2007 pursuant to the Executive Plan based solely upon the attainment of the Company’s financial performance goals. See “Annual Cash Bonus Awards” above for additional information regarding the amounts reported.

(2)	Restricted stock awards were granted pursuant to the 2003 Plan. The awards granted to all NEOs other than Mr. Nordhoff have a four-year vesting schedule with 25% of the shares subject to each award vesting on each anniversary of the date of grant, subject to trading window restrictions. The deferred issuance restricted stock awards granted to Mr. Nordhoff vest 25% one year from the date of grant and 1/48 each month thereafter until fully vested.

(3)	Option grants were made pursuant to the 2003 Plan. The options vest and become exercisable on a four-year vesting schedule. Options vest 25% one year from the date of grant and 1/48 each month thereafter until fully vested.

(4)	The amounts set forth in the “Grant Date Fair Value of Stock and Option Awards” column is the full grant date fair value of the awards determined in accordance with SFAS No. 123(R). The valuation assumptions used in determining such amounts are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table shows for the fiscal year ended December 31, 2007, certain information regarding outstanding equity awards at fiscal year end for our NEOs.

Outstanding Equity Awards At December 31, 2007

		Option Awards(1)				Stock Awards(2)
									Equity
									Incentive
									Plan Awards:
								Equity	Market or
							Market	Incentive	Payout Value
							Value of	Plan Awards:	of Unearned
		Number of	Number of			Number of	Shares or	Number of	Shares,
		Securities	Securities			Shares or	Units of	Unearned	Units or
		Underlying	Underlying	Option		Units of	Stock That	Shares, Units or	Other Rights
	Award	Unexercised	Unexercised	Exercise	Option	Stock That	Have Not	Other Rights	That Have
	Grant	Options (#)	Options (#)	Price	Expiration	Have Not	Vested	That Have	Not Vested
Name	Date	Exercisable	Unexercisable	($)(3)	Date	Vested (#)	($)(4)	Not Vested (#)	($)(5)

Henry L. Nordhoff	08/17/00	21,396	—	13.66	08/17/10
	09/01/01	18,881	—	12.29	09/01/11
	06/01/02	324,673	—	12.29	06/01/12
	08/15/03	100,000	—	29.53	08/15/13
	06/01/04	89,586	10,414	41.94	06/01/14
	05/20/05	64,583	35,417	43.55	05/20/15
	10/17/05	10,291	8,709	42.50	10/17/15
	05/18/06	39,583	60,417	52.69	05/18/13
	08/15/07	—	100,000	60.82	08/15/14
	06/01/04					2,500	157,325	17,500	1,101,275
	05/20/05					7,084	445,796	12,916	812,804
	05/18/06					12,084	760,446	7,916	498,154
	08/15/07					20,000	1,258,600	—	—

Total		668,993	214,957			41,668	2,622,167	38,332	2,412,233

Herm Rosenman	06/11/01	—	—	13.66	06/11/11
	09/01/01	—	—	12.29	09/01/11
	06/01/02	—	—	12.29	06/01/12
	08/15/03	50,288	—	29.53	08/15/13
	09/13/04	20,312	4,688	36.59	09/13/14
	10/17/05	10,833	9,167	42.50	10/17/15
	08/15/06	6,666	13,334	49.29	08/15/13
	08/15/07	—	20,000	60.82	08/15/14
	10/17/05					3,500	220,255
	08/15/06					5,250	330,383
	08/15/07					7,000	440,510

Total		88,099	47,189			15,750	991,148

Carl W. Hull	03/01/07	—	75,000	47.42	03/01/14
	08/15/07	—	35,000	60.82	08/15/14
	03/01/07					10,000	629,300
	08/15/07					5,000	314,650

Total		—	110,000			15,000	943,950

Daniel L. Kacian, Ph.D., M.D.	08/17/00	36,749	—	13.66	08/17/10
	09/01/01	9,544	—	12.29	09/01/11
	06/01/02	14,707	—	12.29	06/01/12
	08/15/03	70,000	—	29.53	08/15/13
	09/13/04	40,625	9,375	36.59	09/13/14
	10/17/05	16,250	13,750	42.50	10/17/15
	08/15/06	10,666	21,334	49.29	08/15/13
	08/15/07	—	25,000	60.82	08/15/14
	10/17/05					5,000	314,650
	08/15/06					9,000	566,370
	08/15/07					10,000	629,300

Total		198,541	69,459			24,000	1,510,320

		Option Awards(1)				Stock Awards(2)
									Equity
									Incentive
									Plan Awards:
								Equity	Market or
							Market	Incentive	Payout Value
							Value of	Plan Awards:	of Unearned
		Number of	Number of			Number of	Shares or	Number of	Shares,
		Securities	Securities			Shares or	Units of	Unearned	Units or
		Underlying	Underlying	Option		Units of	Stock That	Shares, Units or	Other Rights
	Award	Unexercised	Unexercised	Exercise	Option	Stock That	Have Not	Other Rights	That Have
	Grant	Options (#)	Options (#)	Price	Expiration	Have Not	Vested	That Have	Not Vested
Name	Date	Exercisable	Unexercisable	($)(3)	Date	Vested (#)	($)(4)	Not Vested (#)	($)(5)

Diana De Walt	02/01/05	35,416	14,584	48.81	02/01/15
	10/17/05	3,541	11,459	42.50	10/17/15
	08/15/06	9,000	18,000	49.29	08/15/13
	08/15/07	—	23,000	60.82	08/15/14
	10/17/05					3,500	220,255
	08/15/06					5,625	353,981
	08/15/07					8,000	503,440

Total		47,957	67,043			17,125	1,077,676

R. William Bowen	08/17/00	—	—	13.66	08/17/10
	09/01/01	—	—	12.29	09/01/11
	06/01/02	—	—	12.29	06/01/12
	08/15/03	1,126	—	29.53	08/15/13
	09/13/04	2,972	4,688	36.59	09/13/14
	10/17/05	13,541	11,459	42.50	10/17/15
	08/15/06	10,000	20,000	49.29	08/15/13
	08/15/07	—	23,000	60.82	08/15/14
	10/17/05					3,500	220,255
	08/15/06					5,625	353,981
	08/15/07					8,000	503,440

Total		27,639	59,147			17,125	1,077,676

(1)	Options vest 25% one year from the grant date and 1/48 each month thereafter until fully vested.
(2)	For all NEOs other than Mr. Nordhoff, restricted stock awards vest over four years with 25% of the shares subject to each award vesting on each anniversary of the date of grant, subject to trading window restrictions. For Mr. Nordhoff, deferred issuance restricted stock awards vest over four years with 25% vesting one year from the grant date and the remainder vesting 1/48 each month thereafter until fully vested.
(3)	Prior to November 16, 2006, the exercise price of grants was based on the closing market price of the Company’s common stock on the date immediately prior to the grant date, pursuant to the then-applicable provisions of the Company’s equity incentive plans. Effective November 16, 2006, the Company’s equity incentive plans were amended and the exercise price of all grants is now based on the closing price of the Company’s common stock on the date of grant.
(4)	Based on a closing stock price of $62.93 at fiscal-year end (December 31, 2007).
(5)	Amounts represent the aggregate fair market value of shares of deferred issuance restricted stock awards that have vested, but have not yet been issued, based on a closing stock price of $62.93 at fiscal-year end (December 31, 2007). On August 15, 2003, and as amended in August 2004, Mr. Nordhoff was granted a restricted stock award under the Company’s 2003 Incentive Award Plan for 20,000 shares of common stock that vested as follows: 10,000 of the shares vested on August 15, 2005, 5,000 shares vested on August 15, 2006 and 5,000 shares vested on August 15, 2007 (the “2003 RSA”). On June 1, 2004, Mr. Nordhoff was granted a restricted stock award under The 2003 Plan of the Company for 20,000 shares of Common Stock that vested as follows: one-fourth (1/4th) of the shares vested one year after June 1, 2004 and the remainder of the shares vest monthly thereafter over the following three years at a rate of 1/48th of the shares each month (the “2004 RSA”). On September 10, 2004, the Company converted the 2003 RSA and the 2004 RSA into 40,000 shares of deferred issuance restricted stock awards. The 40,000 shares of deferred issuance restricted stock awards are subject to the same vesting terms as the 2003 RSA and the 2004 RSA. In addition, Mr. Nordhoff has received 20,000 shares of deferred issuance restricted stock awards on each of May 20, 2005, May, 18, 2006 and August 15, 2007, each of which vests as follows: 25% one year from the grant date and 1/48 each month thereafter until fully vested. Subject to vesting in accordance with their terms, the deferred issuance restricted stock awards will be issued to Mr. Nordhoff at the earlier of his election or upon the termination of his employment with the Company and in a manner that complies with Section 409A of the Internal Revenue Code, which may include, deferring the issuance of such shares for six months after the termination of Mr. Nordhoff’s employment. On August 15, 2007, after all shares underlying the 2003 RSA grant were fully vested, the Company issued to Mr. Nordhoff 20,000 shares of common stock underlying the 2003 RSA grant.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2007, certain information regarding option exercises and stock vested during the last fiscal year with respect to the NEOs.

Option Exercises and Stock Vested in Fiscal 2007

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value Realized	Shares	Value Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name	Exercise (#)	($)(1)	Vesting (#)(2)	($)(3)

Henry L. Nordhoff	40,000	2,099,496	22,916	1,016,471
Herm Rosenman	50,000	2,586,516	3,500	216,965
Carl W. Hull	—	—	—	—
Daniel L. Kacian, Ph.D., M.D.	—	—	5,500	340,425
Diana De Walt	10,000	225,179	3,625	224,584
R. William Bowen	54,576	1,453,629	3,625	224,584

(1)	The value is the difference between the option exercise price and the market price of the underlying shares multiplied by the number of shares covered by the option.

(2)	The number of shares of restricted stock for which the restrictions lapsed. For Mr. Nordhoff, these shares are comprised of deferred issuance restricted stock awards that have vested, but have not yet been issued (other than shares underlying the 2003 RSA grant that vested in 2007, which were issued to Mr. Nordhoff on August 15, 2007, after all such shares had fully vested).

(3)	The value is the fair market value of the underlying shares on the vesting date multiplied by the number of shares covered by the award.

Post-Employment Compensation

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees, other than for Mr. Nordhoff pursuant to his employment agreement. Our Chief Executive Officer, vice presidents and other employees are eligible to participate in our 401(k) plan. In any plan year, we will contribute to each participant a matching contribution equal to 50% of the first 6% of the participant’s compensation that has been contributed to the plan, up to a maximum matching contribution of $6,750. All of our NEOs other than Mr. Hull participated in our 401(k) plan during fiscal 2007 and received the maximum matching contributions.

Nonqualified Deferred Compensation

The following table shows for the fiscal year ended December 31, 2007, certain information regarding nonqualified deferred compensation benefits for the NEOs. A description of the material terms of the Company’s Deferred Compensation Plan is included in the CD&A portion of this proxy statement.

Nonqualified Deferred Compensation for Fiscal 2007

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions in	Earnings	Withdrawals/	Balance
	in Last FY	Last FY	in Last FY	Distributions	at 12/31/07
Name	($)(1)	($)	($)	($)	($)

Henry L. Nordhoff	—	—	75,875	—	606,726
Herm Rosenman	—	—	—	—	—
Carl W. Hull	—	—	—	—	—
Daniel L. Kacian, Ph.D. M.D.	—	—	—	—	—
Diana De Walt	—	—	—	—	—
R. William Bowen	26,839	—	5,793	—	60,232

(1)	This column includes amounts that were also reported as either “Salary” or “Non-Equity Incentive Plan Awards” in the “Summary Compensation Table.” These amounts have been earned during fiscal year 2007, but payment has been deferred until a future date.

Potential Payments Upon Termination or Change-in-Control

Post-termination benefits for our NEOs are established pursuant to the terms of their individual employment agreements. The following table sets forth the amount of payments to each of our NEOs based on an assumed termination: (i) other than for cause, or a termination for good reason, in each case on December 31, 2007 (listed below under “Severance”) and (ii) as a result of a change in control.

					Daniel L.
					Kacian,
	Henry L.		Herm		Ph.D.,	Diana De	R. William
Compensation Component	Nordhoff		Rosenman	Carl W. Hull	M.D.	Walt	Bowen

Severance
Salary	$1,354,777		$342,095	$425,000	$384,169	$292,095	$335,486
Bonus	1,016,083		—	—	—	—	—
Life insurance	16,470		1,980	814	1,980	668	690
Outplacement Services	8,000		8,000	8,000	8,000	8,000	8,000
Medical Reimbursement	—	(1)	10,536	14,190	5,144	14,190	14,190

	$2,395,330		$362,611	$448,004	$399,293	$314,953	$358,366

Change in Control
Salary	$2,032,166		$513,142	$637,500	$576,253	$438,142	$503,229
Bonus	1,524,124		128,286	425,000	165,000	109,536	130,500
Life insurance	16,470		1,980	814	1,980	668	690
Outplacement Services	8,000		8,000	8,000	8,000	8,000	8,000
Medical Reimbursement	—	(1)	10,536	14,190	4,692	14,190	14,190
Gross-up on excise tax	—		—	—	—	—	—

	3,580,760		661,944	1,085,504	755,925	570,536	656,609

Automatic vesting
Stock options	1,912,566		534,839	1,237,100	871,596	734,083	678,919
Restricted stock	2,622,167		991,148	943,950	1,510,320	1,077,676	1,077,676

	$8,115,493		$2,187,931	$3,266,554	$3,137,841	$2,382,295	$2,413,204

(1)	Under the terms of Mr. Nordhoff’s employment agreement, summarized below, since Mr. Nordhoff has reached age 65, he is entitled to receive up to $10,000 per year in medical reimbursement to cover medical and prescription expenses incurred but not covered by Medicare, regardless of the reason for the termination of the employment relationship.

Employment Agreements with Executive Officers

The Company entered into an Amended and Restated Employment Agreement with its Chairman and Chief Executive Officer, Henry L. Nordhoff, on March 1, 2007, which specifies the terms and conditions of his employment that were set through the course of arms-length negotiations with Mr. Nordhoff. The terms and conditions embodied in Mr. Nordhoff’s agreement reflect the Company’s assessment of what was reasonable and appropriate to ensure Mr. Nordhoff’s continued employment in a competitive marketplace. The agreement states that Mr. Nordhoff’s base salary will be $645,000 for the term of the agreement, which amount can be increased annually by the Compensation Committee. The agreement also provides that Mr. Nordhoff’s salary may not be decreased during the term of the agreement. The term of the agreement is three years from May 17, 2006.

Mr. Nordhoff’s target bonus will be 75% of his base salary, with the actual amount determined by the Compensation Committee. The agreement further provides that Mr. Nordhoff may receive an annual grant of options, restricted stock or other equity awards of the Company, as determined by the Compensation Committee. The Company is required to provide Mr. Nordhoff with a term life insurance policy providing for payment of $1 million to his designated beneficiaries, a long term disability policy providing for payment at a rate of not less than $200,000 per annum and accidental death and disability insurance providing for a benefit of $400,000 (airplane) or $200,000 (automobile or walking) should Mr. Nordhoff suffer accidental death or disability during the term. Mr. Nordhoff is also eligible pursuant to the agreement to participate in the Company’s retirement, stock option, insurance and similar plans as in effect from time to time. After Mr. Nordhoff ceases employment with the Company for any reason and reaches age 65 (which he did in 2006), the Company will provide for up to $10,000 per year in medical reimbursement to cover medical and prescription expenses incurred but not covered by Medicare.

Mr. Nordhoff may terminate his employment with the Company at any time. In the event Mr. Nordhoff’s employment is terminated for reasons other than “cause,” or if he terminates his employment for “good reason” (each as defined below), Mr. Nordhoff will receive severance pursuant to the agreement in the form of 24 months salary continuation at his base salary rate in effect at the time of the termination, plus a pro rata portion of his targeted level bonus in the year of the termination and an amount equal to two times his targeted level bonus in the year of termination. If Mr. Nordhoff’s termination is in connection with a change in control (as defined in the agreement), he will receive severance in the form of a lump sum payment, payable within ten days of termination, equal to 36 months’ base salary, and an amount equal to three times his targeted level bonus in the year of the termination. A termination is considered in connection with a change in control if the termination occurs within the period six months before or 18 months after a change in control. Upon a termination without cause or for good reason, Mr. Nordhoff will receive the costs of life insurance premiums for 24 months and outplacement services for six months.

The agreement also provides that if it is determined that any payment or distribution of any type to Mr. Nordhoff or for his benefit by the Company, any of its affiliates, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of its assets (within the meaning of Section 280G of the Code and the regulations thereunder), whether paid or payable or distributed or distributable pursuant to the terms of the agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax, then Mr. Nordhoff will be entitled to receive an additional “gross up” payment in an amount calculated to ensure that after Mr. Nordhoff pays all taxes (and any interest or penalties imposed with respect to such taxes), including any excise tax, imposed upon the gross-up payment, Mr. Nordhoff retains an amount of the gross-up payment equal to the excise tax imposed upon the total payments made to him. However, if the excise tax could be avoided by reducing the total payments by $10,000 or less, then the total payments would be reduced to the extent necessary to avoid the excise tax and no gross-up payment would be required under the agreement. The reasons for providing this benefit included, but were not limited to, preserving the intended benefit to Mr. Nordhoff of his existing benefits package, avoiding any conflict between Mr. Nordhoff’s personal financial impact and pursuing any transaction as appropriate for the Company, as well as providing a competitive package of benefits for Mr. Nordhoff to ensure his continued employment through the completion of any potential transaction.

For purposes of the agreement, “good reason” means any of the following events that are not consented to by Mr. Nordhoff: (i) the removal of Mr. Nordhoff from his position as the Chief Executive Officer of the Company; (ii) a substantial and material diminution in Mr. Nordhoff’s duties and responsibilities; (iii) a reduction of Mr. Nordhoff’s base salary or target bonus percentage; (iv) the location of Mr. Nordhoff’s assignment on behalf of the Company is moved to a location more than 30 miles from its present location; (v) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the agreement; or (vi) a material breach by the Company of its obligations under the agreement after notice in writing from Mr. Nordhoff and a reasonable opportunity for the Company to cure or substantially mitigate any material adverse effect of such breach. In addition, “cause” means any of the following events: (i) any act of gross or willful misconduct, fraud, misappropriation, dishonesty, embezzlement or similar conduct on the part of Mr. Nordhoff; (ii) Mr. Nordhoff’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); (iii) Mr. Nordhoff’s misuse or abuse of alcohol, drugs or controlled substances and failure to seek and comply with appropriate treatment; (iv) willful and continued failure by Mr. Nordhoff to substantially perform his duties under the agreement (other than any failure resulting from disability or from termination by Mr. Nordhoff for good reason) as determined by a majority of the Board after written demand from the Board of Directors for substantial performance is delivered to Mr. Nordhoff, and Mr. Nordhoff fails to resume substantial performance of his duties on a continuous basis within 30 days of such notice; (v) the death of Mr. Nordhoff; or (vi) Mr. Nordhoff’s becoming disabled such that he is not able to perform his usual duties for the Company for a period in excess of six consecutive calendar months.

The Company also has entered into employment agreements with its other NEOs. Each agreement provides that in the event the executive’s employment is terminated for reasons other than “cause,” or if the executive terminates her or his employment for “good reason” (each as defined in the agreement), the executive will receive severance in the form of continued compensation, at the executive’s salary rate paid at the time of the termination plus costs of life insurance premiums, if any, for a period of 12 months. If the termination is due to a change in control (as defined in the agreement), the executive will receive severance in the form of a lump sum payment, payable within ten days of termination, equal to 18 months’ of such executive’s base salary, and an amount equal to 1.5 times the greater of the executive’s targeted level bonus in the year of the termination or the executive’s highest discretionary bonus in the preceding three years. A termination is considered in connection with a change in control if the termination occurs within the period six months before or 18 months after a change in control.

Each executive also is entitled to receive COBRA benefits for the executive and eligible dependents until the earlier of one year following the executive’s termination date or the first date that the executive is covered under another employer’s health benefit program providing substantially the same or better benefits, and outplacement services for six months.

The Company provides Mr. Nordhoff with greater compensation and benefits (including post-employment benefits) than that provided to other NEOs to reflect the increased level of responsibility and risk faced by Mr. Nordhoff as the Company’s Chairman and Chief Executive Officer. Mr. Nordhoff’s compensation also differs as a direct result of the Compensation Committee’s review of peer group compensation data, and reflects the competitive nature of compensation paid to chief executive officers within the peer group. The Compensation Committee believes that Mr. Nordhoff’s competitive compensation package is important to motivate and retain Mr. Nordhoff as a highly-valued chief executive.

Recent Events

On February 8, 2008, the Board of Directors approved the appointment of Carl W. Hull as President and Chief Operating Officer of the Company, effective March 1, 2008. Mr. Nordhoff continues to serve as the Company’s Chairman and Chief Executive Officer. In connection with Mr. Hull’s promotion, the Compensation Committee approved an annual base salary for Mr. Hull of $490,875, effective March 1, 2008. In addition, Mr. Hull’s bonus target under the Executive Plan was increased from 50% of base salary to 60% of base salary, commencing in fiscal year 2008. These changes have been reflected in Mr. Hull’s Amended and Restated Employment Agreement, effective March 1, 2008.

Director Compensation

The following table shows for the fiscal year ended December 31, 2007, certain information with respect to the compensation of all non-employee directors of the Company.

Director Compensation for Fiscal 2007

	Fees Earned	Restricted
	or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation		Total
Name	($)(1)	($)(2)	($)(3)	($)		($)

John W. Brown	48,118	11,882	308,173	—		368,173
Raymond V. Dittamore	48,118	11,882	197,756	—		257,756
Mae C. Jemison, M.D.(4)	48,118	11,882	198,880	—		258,880
Armin M. Kessler	56,394	23,825	197,756	10,000	(5)	287,975
John C. Martin, Ph.D.(6)	—	—	35,490	—		35,490
Brian A. McNamee, M.B.B.S.(7)	36,652	8,348	91,717	—		136,717
Phillip M. Schneider	50,086	29,914	197,756	—		277,756
Abraham D. Sofaer	40,086	29,914	197,756	—		267,756

(1)	Amounts reflect the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, lead independent director fees and meeting fees.

(2)	The amounts included in the “Restricted Stock Awards” column represent director fees that were paid in fiscal 2007 in the form of restricted stock awards in accordance with the Company’s director compensation policy. Under this policy, a minimum of twenty percent of each director’s annual retainer is paid in the form of restricted common stock of the Company, if shares are then available for issuance under an equity incentive plan adopted by the Company. A director, if he or she so elects, may increase the restricted stock portion above twenty percent. In fiscal 2007, each director received the following number of shares of restricted stock in accordance with this policy: Mr. Brown (213); Mr. Dittamore (213); Ms. Jemison (213); Mr. Kessler (427); Dr. Martin (0); Mr. McNamee (168); Mr. Schneider (536); and Mr. Sofaer (536). The aggregate number of shares of restricted stock that have been issued to each of our current directors as of December 31, 2007 are as follows: Mr. Brown (385); Mr. Dittamore (1,285); Mr Kessler (2,577); Dr. Martin (0); Mr. Schneider (4,302); and Mr. Sofaer (3,229). The Company did not recognize any compensation cost in fiscal 2007 relating to issuances of restricted stock to directors during fiscal year 2007 and previous fiscal years determined in accordance with SFAS No. 123(R).

(3)	The amounts included in the “Option Awards” column represent the compensation cost that was recognized by the Company in fiscal year 2007 related to grants of options during fiscal year 2007 and previous fiscal years determined in accordance with SFAS No. 123(R). The valuation assumptions used in determining such amounts are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. For Dr. Martin, the actual compensation cost recognized by the Company under SFAS. No. 123(R), due to an administrative error which is being corrected in fiscal 2008, was $114,989. In May 2007, each director, other than Dr. McNamee who retired as of the 2007 annual meeting of stockholders and Dr. Martin who was not appointed to the Board of Directors until September 2007, received an award of options to acquire 10,000 shares of common stock with a grant date fair value of $180,960 determined in accordance with SFAS No. 123(R) (10,000 shares multiplied by $18.096). On October 1, 2007, Dr. Martin was granted options to acquire 20,000 shares of common stock in connection with his appointment to the Board in September 2007, with a grant value of $463,040 (20,000 shares multiplied by $23.152), the grant date fair value determined in accordance with SFAS No. 123(R). The aggregate number of options awards issued and outstanding as of December 31, 2007 for each director holding office as of such date was as follows: Mr. Brown (40,000); Mr. Dittamore (40,000); Mr Kessler (50,000); Dr. Martin (20,000); Mr. Schneider (70,000); and Mr. Sofaer (70,000).

(4)	Dr. Jemison resigned as a member of the Board of Directors on November 14, 2007.

(5)	Amount represents payments made to Mr. Kessler’s spouse, Ann C. Kessler, Ph.D., for her service as a member of the Company’s Scientific Advisory Board, upon which she has served since 2004. Prior to retiring in 1995, Dr. Kessler served for 25 years with Hoffman-La Roche in a number of management positions, including Director of International Project Management with responsibility for global project development decisions.

(6)	Dr. Martin was appointed as a member of the Board of Directors on September 20, 2007.

(7)	Dr. McNamee resigned as a member of the Board of Directors effective May 31, 2007.

Annual Retainer.  Each non-employee director of the Company receives an annual retainer of $60,000, with a minimum of twenty percent of the annual retainer paid in the form of restricted common stock of the Company, if shares are then available for issuance under an equity incentive plan adopted by the Company. The twenty percent of the annual retainer received in the form of restricted common stock must be held until the director retires from the Board. In addition, directors may elect to receive the remainder of their annual retainer in the form of restricted common stock of the Company, subject to share availability. In 2007, non-employee directors received an aggregate of 2,306 shares of restricted common stock in lieu of cash compensation. Shares were granted as restricted stock awards under the 2003 Plan and the number of shares is determined based on the fair market value on the date of grant. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

Board Committee Chair and Lead Independent Director Retainers.  The Company pays an annual retainer of $20,000 to the Chairman of the Audit Committee and $10,000 to each of the chairs of the Compensation Committee, the Nominating and Corporate Governance Committee and the Succession Planning Committee. On May 31, 2007, the Board of Directors elected Mr. Kessler to serve as the Company’s Lead Independent Director. The Company’s Lead Independent Director is paid an annual retainer of $20,000. In fiscal 2007, the total cash compensation paid to non-employee directors for service on the Board or committees of the Board was $327,572. An additional $109,293 was paid in January 2008 for director services rendered during the fourth quarter of 2007, of which $79,082 was paid in cash and $30,211 was paid in the form of restricted stock.

Equity Compensation.  The Company introduced a stock ownership policy for directors in 2006. Under the policy, directors are expected, within five years of the later of September 28, 2006 or a director’s appointment, to acquire and hold Company stock (including restricted shares) equal in value to at least three times the director’s annual retainer. The Company believes that this ownership policy further aligns director and stockholder interests and thereby promotes the objective of increasing stockholder value.

Upon joining the Board, non-employee directors receive an initial grant of options to purchase 20,000 shares of the Company’s common stock, if options are then available under an equity incentive plan adopted by the Company. The shares vest over three years with one-third of the shares vesting one year after the date of grant and the remainder of the shares vesting monthly thereafter over the following two years of services as a director. The exercise price of the options granted to the non-employee directors is equal to the fair market value of the Company’s common stock on the date of grant. On October 1, 2007, in connection with Dr. Martin’s appointment to the Board of Directors on September 20, 2007, the Board of Directors granted Dr. Martin options to purchase 20,000 shares of common stock pursuant to the 2003 Plan at an exercise price of $67.44, the fair market value of the Company’s common stock as of the grant date. One-third of the shares subject to the option vest and become exercisable on October 1, 2008. Thereafter, the remaining shares vest and become exercisable in 24 equal monthly installments.

During the last fiscal year, the Company granted options to purchase 10,000 shares of its common stock to each non-employee director of the Company as of May 31, 2007, as described in footnote 3 to the Director Compensation Table above, for aggregate grants to non-employee directors as of such date of options to purchase 60,000 shares of common stock. Of such amount, 30,000 options were issued under the 2003 Plan and 30,000 options were issued under the 2000 Equity Participation Plan. All options were granted at an exercise price per share of $54.09, the fair market value of the Company’s common stock on the date of grant. The shares vest over one year at the rate of one-twelfth of the shares vesting monthly.

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s legal department is primarily responsible for the development and implementation of processes and controls to obtain information from directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. To identify related-person transactions in advance, the Company’s legal department relies on information supplied by its executive officers and directors in the form of questionnaires.

In September 2007, our Board of Directors adopted the Gen-Probe Incorporated Related — Person Transactions Policy. Under this written policy, a “Related-Person Transaction” is defined as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any Related Person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, consultant or director are not considered Related-Person Transactions under the policy. A “Related-Person” means any of the following:

•	A person who is, or at any time since the beginning of the Company’s last fiscal year, was, a director or executive officer of the Company or a nominee to become a director of the Company;

•	A security holder known by the Company to be a beneficial owner of more than 5% of any class of the Company’s voting securities;

•	An “immediate family member” of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, and any person (other than a tenant or employee) sharing the household of such person; and

•	A firm, corporation or other entity in which any of the foregoing persons is an executive officer, partner, principal or similar control position or in which such person has a 5% or greater beneficial ownership interest.

Under the policy, any proposed transaction that has been identified as a Related-Person Transaction may be consummated or materially amended only with the prior approval of the Audit Committee in accordance with the provisions of the policy. In the event it is inappropriate for the Audit Committee to review the transaction for reasons of conflict of interest or otherwise, after taking into account possible recusals by Committee members, then the transaction must be approved by the Board of Directors or by an independent Committee of the Board (such body, the “Committee”).

In the event the Company proposes to enter into, or materially amend, a Related-Person Transaction, management of the Company must present the transaction to the Committee for review, consideration and approval or ratification. Such presentation must include:

•	all of the parties to the transaction;

•	the interests, direct or indirect, of any Related Person in the transaction in sufficient detail so as to enable the Committee to fully assess such interests;

•	a description of the purpose of the transaction;

•	all of the material facts of the proposed Related-Person Transaction, including the proposed aggregate value of such transaction, or, in the case of indebtedness, that amount of principal that would be involved;

•	the benefits to the Company of the proposed Related-Person Transaction;

•	if applicable, the availability of other sources of comparable products or services;

•	an assessment of whether the proposed Related-Person Transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to employees generally; and

•	management’s recommendation with respect to the proposed Related-Person Transaction.

The Committee, in approving or rejecting the proposed Related-Person Transaction, must consider all of the facts and circumstances deemed relevant by and available to the Committee, including, but not limited to:

•	the risks, costs and benefits to the Company;

•	the impact on a director’s independence in the event the Related Person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

In making its determination, the Committee may approve only those Related-Person Transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in the good faith exercise of its discretion.

CERTAIN RELATED PERSON TRANSACTIONS

In September 2000, the Company made a loan in the principal amount of $100,000 to Niall M. Conway, the Company’s former Executive Vice President — Operations. The Company made this loan to Mr. Conway in order to assist him with the purchase of his initial residence in San Diego, California. This loan was evidenced by a promissory note which matured upon the earlier of (a) the sale of his residence, or (b) termination of his employment with the Company. The promissory note was secured by a Deed of Trust in favor of the Company. The loan by its original terms was not subject to interest. Mr. Conway repaid the loan in full in September 2007, in connection with his retirement from the Company.

The Company has entered into indemnity agreements with its directors and officers that provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

In May 2006, the Company entered into a non-exclusive cross license agreement with a privately-held company that employs Mr. Dittamore’s adult son in a non-executive capacity as manager of business development. The privately-held company paid to Gen-Probe a $100,000 initial license fee in connection with the agreement and each party will pay royalties to the other in the event products are commercialized using the in-licensed technology.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice of Internet Availability of Proxy Materials, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or proxy statement and annual report, please notify your broker, direct your written request to Gen-Probe Incorporated, Attention: Investor Relations, 10210 Genetic Center Drive, San Diego, California 92121, or contact the Investor Relations Department at (858) 410-8000. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Henry L. Nordhoff
Chairman and Chief Executive Officer

April 1, 2008

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2007 is available without charge upon written request to: Investor Relations, Gen-Probe Incorporated, 10210 Genetic Center Drive, San Diego, California 92121.

GEN-PROBE INCORPORATED
10210 GENETIC CENTER DRIVE
SAN DIEGO, CA 92121-4362
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Gen-Probe Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage- paid envelope we have provided or return it to Gen-Probe Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GENPR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GEN-PROBE INCORPORATED
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.
Vote on Directors
1.
To elect three directors for a three-year term to expire at the 2011 Annual Meeting of Stockholders. The present Board of Directors of the Company has nominated and recommends for election as director the following individuals:

	Nominees:		For	Against	Abstain	Vote on Proposal
								For	Against	Abstain
	1a.	Raymond V. Dittamore	☐	☐	☐	2.	Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008.	☐	☐	☐

	1b.	Abraham D. Sofaer	☐	☐	☐

	1c.	Phillip M. Schneider	☐	☐	☐	3.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR the election of each nominee in Item 1 and FOR Item 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

GEN-PROBE INCORPORATED
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 15, 2008
The stockholder(s) hereby appoint(s) Henry L. Nordhoff and Herm Rosenman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Gen-Probe Incorporated that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. local time on Thursday, May 15, 2008, at the corporate headquarters of Gen-Probe Incorporated, 10210 Genetic Center Drive, San Diego, California 92121, and any adjournment or postponement thereof. For participants in the Gen-Probe Incorporated Employee Stock Purchase Plan, this proxy also serves as voting instructions to the plan administrator to vote the shares of common stock beneficially owned by plan participants.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE